CONSTRUCTION LOAN AGREEMENT


                              among


      WOLFCHASE GALLERIA LIMITED PARTNERSHIP, as Borrower,





          THE SEVERAL BANKS AND FINANCIAL INSTITUTIONS
                FROM TIME TO TIME PARTIES HERETO,
                           as Lenders,


                               and


           UNION BANK OF SWITZERLAND, NEW YORK BRANCH, as Administrative Agent






                   Dated as of May 22nd, 1996






























                        TABLE OF CONTENTS

                                                           Page


SECTION 1.    DEFINITIONS                                      1
        1.1   Defined Terms                                    1
        1.2   Other Definitional Provisions                   18

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS                 19
        2.1   Agreement to Lend and to Borrow; Notes          19
        2.2   Determination of Amounts of Loan Advances       19
        2.3   Project Cost Statement Evaluation               21
        2.4   Project Cost Statement Adjustments              22
        2.5   Use of Proceeds                                 22

SECTION 3.    BORROWING PROCEDURES                            22
        3.1   Procedure for Borrowing                         22
        3.2   First Advance and Subsequent Advances           23
        3.3   Waivers of Conditions                           23
        3.4   Advances to Pay Interest                        24
        3.5   Optional Prepayments                            24
        3.6   Conversion and Continuation Options             25
        3.7   Minimum Amounts and Minimum Number of Tranches  25
        3.8   Interest Rates and Payment Dates                26
        3.9   Computation of Interest and Fees                26
        3.10  Inability to Determine Interest Rate            27
        3.11  Pro Rata Treatment and Payments                 27
        3.12  Illegality                                      28
        3.13  Legal Requirements                              28
        3.14  Taxes                                           30
        3.15  Indemnity                                       31
        3.16  Extension of Maturity Date                      32
        3.17  Amortization during Extension Terms             33
        3.18  Advance of Available Commitment                 33

SECTION 4.    REPRESENTATIONS AND WARRANTIES                  34
        4.1   Formation and Existence                         34
        4.2   Power and Authority                             34
        4.3   Authorization; Enforceable Obligations          34
        4.4   No Litigation                                   35
        4.5   Consents, Approvals, Authorizations, Etc.       35
        4.6   No Legal Bar                                    35
        4.7   Compliance with Building Codes, Zoning
              Laws, Etc.                                      35
        4.8   No Default                                      35
        4.9   Taxes                                           35
        4.10  Availability of Utilities                       36
        4.11  Plans                                           36
        4.12  Brokerage                                       36
        4.13  Permits, Etc.                                   36
        4.14  Financial Statements                            36
        4.15  ERISA                                           37
        4.16  Solvency                                        37
        4.17  Roads                                           37
        4.18  REA and Leases                                  38
        4.19  Accuracy of Information; Full Disclosure        38

SECTION 5.    AFFIRMATIVE COVENANTS                           39
        5.1   Construction                                    39
        5.2   Performance under Other Agreements              39
        5.3   Correction of Work                              39
        5.4   No Encroachments                                39
        5.5   Application of Insurance and Condemnation
              Proceeds                                        39
        5.6   Certain Notices                                 40
        5.7   Plan Changes                                    41
        5.8   Indemnification                                 41
        5.9   Expenses                                        41
        5.10  Construction Schedule                           42
        5.11  Inspection of Books and Records                 42
        5.12  Movement of Unincorporated Materials            42
        5.13  Inspection Reports                              43
        5.14  Certificates                                    43

SECTION 6.    NEGATIVE COVENANTS                              43
        6.1   Additional Debt                                 43
        6.2   Changes in Plans                                43
        6.3   Change Orders                                   43
        6.4   Changes in Agreements                           44

SECTION 7.    CONDITIONS PRECEDENT TO FIRST ADVANCE           44
        7.1   Closing Documents                               44
        7.2   Fees                                            49
        7.3   Subordinated Loans                              49
        7.4   Accounting                                      49
        7.5   Representations and Warranties                  49
        7.6   No Default or Event of Default                  49
        7.7   Additional Matters                              49

SECTION 8.    CONDITIONS PRECEDENT TO SUBSEQUENT ADVANCES     49
        8.1   All Subsequent Advances                         49
        8.2   Completion of Improvements                      52

SECTION 9.    EVENTS OF DEFAULT                               52
        9.1   Events of Default                               52
        9.2   Lenders' Right to Apply Loan Proceeds           55
        9.3   Lenders' Right to Stop Advancing Funds and to
              Accelerate the Loans                            56
        9.4   Lenders' Right to Complete                      56
        9.5   Power of Attorney                               57

SECTION 10.   THE ADMINISTRATIVE AGENT                        57
        10.1  Appointment                                     57
        10.2  Delegation of Duties                            58
        10.3  Exculpatory Provisions                          58
        10.4  Reliance by Agent                               58
        10.5  Notice of Default                               59
        10.6  Non-Reliance on Agent and Other Lenders         59
        10.7  Indemnification                                 60
        10.8  Agent in Its Individual Capacity                60
        10.9  Successor Administrative Agent                  60
        10.10 Transfer of Agency Function                     61
        10.11 Authority of Administrative Agent               61

SECTION 11.   GENERAL CONDITIONS                              61
       11.1   No Waivers                                      61
       11.2   Lenders and Administrative Agent Sole
              Beneficiary                                     61
       11.3   Notices                                         62
       11.4   Modifications                                   63
       11.5   Rights Cumulative                               64
       11.6   Schedules                                       64
       11.7   Successors and Assigns; Participations          64
       11.8   Governing Law                                   67
       11.9   Submission to Jurisdiction; Waivers             67
       11.10  Acknowledgements                                68
       11.11  WAIVERS OF JURY TRIAL                           68
       11.12  Captions                                        68
       11.13  Adjustments                                     68
       11.14  Counterparts                                    69
       11.15  Severability                                    69
       11.16  Integration                                     69
       11.17  Possession of Documents                         69
       11.18  Usury                                           69
       11.19  Sign                                            69
       11.20  No Recourse Against Outparcels                  69
       11.21  Binding Effect of Request for Advance           70






























































SCHEDULES

Schedule 1          Land
Schedule 2          Outparcels
Schedule 3          Partners


EXHIBITS

Exhibit A Form of Borrower's Requisition
Exhibit B Project Cost Statement
Exhibit C Form of Note
Exhibit D Form of Assignment and Acceptance
Exhibit E Form of Authorization Letter
Exhibit F Form of Solvency Certificate



















































                   CONSTRUCTION LOAN AGREEMENT
                   ---------------------------


     THIS AGREEMENT is made as of the 22nd day of May, 1996 among WOLFCHASE GALLERIA LIMITED PARTNERSHIP, a Delaware limited partnership ("Borrower"), the several banks and financial institutions from time to time parties to this Agreement (being referred to collectively as "Lenders" and individually as a "Lender"), and UNION BANK OF SWITZERLAND, NEW YORK BRANCH, the New York branch of a Swiss banking corporation, as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").


                            RECITALS
                            --------

     A. Borrower is the owner of the land located in the City of Memphis, Tennessee, described on Schedule 1 (the "Land").

     B. Borrower wishes to construct and equip a fully enclosed, two level super-regional shopping mall to be known as Wolfchase Galleria, containing on the Land approximately 350,375 square feet of mall tenant space, 6,918 square feet of food court space, 30,000 square feet of theater space and 4,093 square feet of game room space and on land adjacent to the Land approximately 696,685 square feet of anchor space, for a total of approximately 1,088,071 square feet of leasable area (the "Mall").

     C. Borrower has requested Lenders to make loans to Borrower in the aggregate principal amount of $65,000,000 to provide the financing for certain of the costs of construction of the Mall and certain other costs, as described in the Project
Cost Statement referred to below.

     D. Subject to the terms and conditions of this Agreement, Lenders will make the loans to Borrower.


                            AGREEMENT
                            ---------

     SECTION 1.     DEFINITIONS
                    -----------

     1.1 DEFINED TERMS. For the purposes of this Agreement each of the following terms shall have the meaning given such term below:

          ADMINISTRATIVE AGENT:  As defined in the Preamble.

          AFFILIATE: With respect to any Person (the "first Person"), any other Person (i) which directly or indirectly controls, is controlled by or is under common control with the first Person or (ii) ten percent (10%) or more of the beneficial interest in which is directly or indirectly owned or held by the first Person. The term "control" means the possession, directly orindirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained herein, for purposes of this definition, JMB Partners shall not be considered an Affiliate of Borrower, Guarantor or URB.

          AGREEMENT: This Construction Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.

          ANCHOR STORES: The collective reference to (i) the Dillard's department store containing approximately 210,000 square feet of space to be constructed, owned and operated by Dillard pursuant to the REA, (ii) the Goldsmith's department store containing approximately 180,000 square feet of space to be constructed, owned and operated by Rich's pursuant to the REA,
(iii) the Sears store containing approximately 160,885 square feet of space to be constructed, owned and operated by Sears pursuant to the REA, and (iv) the JC Penney store containing approximately 145,800 square feet of space to be constructed, owned and operated by JC Penney pursuant to the REA.

          APPLICABLE MARGIN: For each Type of Loan, the rate per annum set forth under the relevant column heading below:

               Base                Eurodollar
               Rate Loans          Loans
               ----------          ----------

               .25%                1.375%

; PROVIDED, HOWEVER, that the Applicable Margin for each Type of Loan shall be reduced by .25% upon satisfaction of the following conditions: (a) there shall exist no Default or Event of Default,
(b) the Mall Opening Date shall have occurred and (c) either (i) the Debt Yield Ratio (Annualized) (which shall be determined quarterly) shall equal at least 13.25% or (ii) a Permanent Loan Commitment shall be in full force and effect. If at any time after the Applicable Margin shall have been reduced, an Event of Default shall occur or both (i) the Debt Yield Ratio (Annualized) shall be less than 13.25% and (ii) the Permanent Loan Commitment shall cease to be in full force and effect or the permanent loan thereunder shall not be made within 180 days after such reduction, then the Applicable Margin shall automatically and without the need for any documentation be increased by .25% from the date and during the period that such conditions are not satisfied, except that if the Applicable Margin shall be increased by reason of a Debt Yield Ratio (Annualized) being less than 13.25% as set forth in the Debt Yield Ratio Certificate, such increase shall be effective from the date Administrative Agent receives such Debt Yield Ratio Certificate but in no event later than 60 days from the last day of the calendar quarter covered by such Certificate until the date Administrative Agent receives a Debt Yield Ratio Certificate indicating a Debt Yield Ratio (Annualized) at least equal to 13.25%.

          ARCHITECT: RTKL Associates, Inc. or such other architect or architects as may be engaged by Borrower from time to time in connection with the Improvements with Administrative
Agent's prior written approval.

          ARCHITECT'S AGREEMENT: That certain agreement dated as of April 8, 1994 between Borrower and Architect providing for architectural services in connection with the construction of the Improvements, as it may be amended, supplemented or otherwise modified from time to time with Administrative Agent's prior written approval, if required, in accordance with subsection 6.4.

          ARCHITECT'S CERTIFICATE: A certificate by the Architect delivered to Administrative Agent on or before the date of the initial advance of the Loans, satisfactory in form and substance to Administrative Agent.

          ASSIGNEE:  As defined in subsection 11.7(c).

          ASSIGNMENT OF LEASES: The Assignment of Leases dated as of the date this Agreement made by Borrower to Administrative
Agent, as it may be amended, supplemented or otherwise modified from time to time.

          AUTHORIZATION LETTER: The letter executed by Borrower in the form of Exhibit E hereto.

          AUTOMATIC ACCELERATION DEFAULT: As defined in the Deed of Trust.

          AVAILABLE COMMITMENT: As to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment over (b) the aggregate principal amount of all Loans theretofore made by such Lender, provided that from and after the Termination Date, the Available Commitment shall equal zero.
          BASE RATE LOAN: Loans the rate of interest applicable to which is based upon the Base Rate.

          BASE RATE: For any day, the UBS Prime Rate for such day.

          BORROWER:  As defined in the Preamble.

          BORROWER'S REQUISITION: A statement by or on behalf of Borrower, delivered to Administrative Agent, in the form of Exhibit A setting forth the amount of the Loan advance requested and including the information and receipts specified therein.

          BORROWING DATE:  Any Business Day specified in a
Borrower's Requisition pursuant to subsection 3.1 as a date on which Borrower requests Lenders to make Loans hereunder.

          BUILDING LOAN TRUST ACCOUNT: Account No. 5285070 maintained by Borrower at First National Bank of Chicago, into which Loan advances shall be deposited pursuant to subsection
3.1.

          BUSINESS DAY: A day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          CODE: The Internal Revenue Code of 1986, as amended from time to time.

          COLLATERAL: The collective reference to the Project and any other property encumbered by the Security Documents.

          COMMITMENT: As to any Lender, the obligations of such Lender to make Loans to Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on the signature page to this Agreement.

          COMMITMENT AMOUNT: At any time, the aggregate principal amount of the Loans outstanding at such time plus the sum of the Available Commitment of each Lender at such time.

          COMMITMENT PERCENTAGE: As to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

          COMMITMENT PERIOD: The period from and including the date hereof to but not including the Termination Date or such earlier date as the Commitments shall terminate as provided herein.

          COMMONLY CONTROLLED ENTITY: An entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes Borrower and which is treated as a single employer under
Section 414 of the Code.

          COMPLETION DATE: February 26, 1997, provided that such date will be extended for a period of up to six months upon receipt by Administrative Agent of written consent to such extension by each of the parties to the REA and the tenants under any Leases which require the tenant's consent for such extension; subject to extensions by the period of any Force Majeure Delay, but in no event later than August 26, 1997.

          COMPLETION GUARANTY: The Completion Guaranty dated as of the date of this Agreement made by Guarantor to Administrative
Agent, as it may be amended, supplemented or otherwise modified from time to time.

          CONSTRUCTION AGREEMENT: The agreement dated as of October 13, 1995, between Borrower and Vratsinas Construction Company, providing for the construction of the Improvements, as it may be amended, supplemented or otherwise modified from time to time with Administrative Agent's prior written approval, if required, in accordance with subsection 6.4.

          CONSTRUCTION CONSULTANT: Inspection & Valuation International, Inc., or such other architectural or engineering consultant as Administrative Agent may engage from time to time to examine the Plans, changes in the Plans and Project Cost Statement cost breakdowns and estimates, to make periodic inspections of the progress on construction of the Improvements on Lenders' behalf and to advise and render reports to Lenders.

          CONSTRUCTION DOCUMENTS: The collective reference to the Architect's Agreement, the Construction Agreement, the Site
Work Agreement, the Major Subcontracts, the Plans and the
Permits.

          CONTRACTOR'S CERTIFICATE:  A certificate by General
Contractor delivered to Administrative Agent on or before the date of the initial advance of the Loans, satisfactory in form and substance to Administrative Agent.

          CONTRACTUAL OBLIGATION: As to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          DEBT SERVICE COVERAGE RATIO (ANNUALIZED): For any calendar quarter, the ratio of (i) Net Operating Income for such calendar quarter, annualized, to (ii) Hypothetical Annual Debt
Service for such calendar quarter.

          DEBT SERVICE COVERAGE RATIO CERTIFICATE: A certificate prepared by Borrower and submitted to Administrative Agent for its approval, certified to be true and correct and signed by a Responsible Officer of Borrower, setting forth the Debt Service Coverage Ratio (Annualized) and including operating statements for the applicable period for which such Ratio is being determined.

          DEBT YIELD RATIO (ANNUALIZED): For any calendar quarter, the ratio of (a) Net Operating Income for such calendar quarter, annualized, to (b) the Commitment Amount as of the first day of such quarter.

          DEBT YIELD RATIO CERTIFICATE: A certificate prepared by Borrower and submitted to Administrative Agent for its approval, certified to be true and correct and signed by a Responsible Officer of Borrower, setting forth the Debt Yield Ratio (Annualized) and including operating statements for the applicable period for which such Ratio is being determined.

          DEED OF TRUST: The Deed of Trust dated as of the date of this Agreement made by Borrower to Trustee for the benefit of Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

          DEFAULT:  Any of the events specified in subsection
9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

          DILLARD:  Dillard Tennessee Operating Limited
Partnership, a Tennessee limited partnership.

          DILLARD CORPORATION: Dillard Department Stores, Inc., a Delaware corporation.

          DIRECT COSTS: The aggregate costs of all labor, materials, equipment, fixtures and furnishings necessary for completion of the Improvements.

          DOLLARS and $: Dollars in lawful currency of the United States of America.

          ENVIRONMENTAL INDEMNITY: The Environmental Indemnity dated as of the date of this Agreement executed and delivered by Borrower and Guarantor to Administrative Agent, as it may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

          ERISA:  The Employee Retirement Income Security Act of
1974, as amended from time to time.

          ERISA PLAN: At a particular time, any employee benefit plan which is covered by ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          EUROCURRENCY RESERVE REQUIREMENTS: For any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System but only to the extent of reserve requirements actually incurred by Lenders and any Participants.

          EURODOLLAR BASE RATE: With respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum (rounded upwards if necessary to the nearest 1/16 of 1%) quoted at approximately 11:00 A.M., London time, by Administrative Agent two Business Days prior to the beginning of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          EURODOLLAR LOANS: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          EURODOLLAR RATE: With respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula
(rounded upward to the nearest 1/100th of 1%):

                        Eurodollar Base Rate
             ----------------------------------------
             1.00 - Eurocurrency Reserve Requirements

          EVENT OF DEFAULT: Any of the events specified in subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          FINANCING LEASE: Any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          FORCE MAJEURE DELAY: Any cause or event which is beyond the reasonable control and not due to the fault or negligence of Borrower, which delays, prevents or prohibits Borrower's construction of the Improvements, including without limitation, acts of God or the elements, fire, strikes, labor disputes, delays in delivery of material and disruption of shipping; PROVIDED, HOWEVER, any such cause or event shall be deemed not to be a Force Majeure Delay if Borrower shall fail to give Administrative Agent written notice within 10 days of the beginning of each such delay.

          GAAP: Generally accepted accounting principles in the United States of America in effect from time to time.

          GENERAL CONTRACTOR: Vratsinas Construction Company, Four F Corporation, and/or such other general contractor as may be engaged by Borrower from time to time in connection with the Improvements with Administrative Agent's prior written approval.

          GOVERNMENTAL AUTHORITY: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          GROSS LEASABLE AREA: Gross leasable area of the Improvements, excluding the 30,000 square feet of theatre space.

          GUARANTEE OBLIGATIONS: As to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or, in the case of Guarantor, any obligations which represent the "Other Party's Share" of "Duplicated Obligations" (as such quoted terms are hereinafter defined). "Duplicated Obligations" means, collectively, all those payment guarantees in respect of Indebtedness of UJVs for which Guarantor and another party are jointly and severally liable, where the other party is, in the reasonable judgment of Administrative Agent, capable of satisfying the Other Party's Share of such obligation. "Other Party's Share" means such other party's fractional beneficial interest in the UJV in question. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Borrower or Guarantor, as the case may be, in good faith.

          GUARANTOR: Urban Shopping Centers, L.P., an Illinois limited partnership.

          GUARANTY:  The collective reference to the Completion
Guaranty and the Payment Guaranty.



          HYPOTHETICAL ANNUAL DEBT SERVICE: For any calendar quarter (the date of the end of such calendar quarter being herein referred to as a "Determination Date"), an amount equal to the constant monthly payment (annualized) of principal plus interest required to amortize fully, over a term of thirty (30) years, a hypothetical loan in an amount equal to the Commitment Amount as of such Determination Date, assuming such loan were to bear interest at a rate equal to 2% per annum in excess of the interpolated rate on a ten (10)-year United States Treasury Note issued as of such Determination Date.

          IMPROVEMENTS: A fully enclosed, two level, first class super-regional shopping mall, containing approximately (a) 350,375 square feet of mall tenant space, (b) 6,918 square feet of food court space, (c) 30,000 square feet of theater space, and
(d) 4,093 square feet of game room space, to be constructed on the Land in accordance with the Plans. Improvements shall not include tenant work performed or to be performed by tenants under Leases.

          INDEBTEDNESS: Of any Person at any date, means, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including trade obligations), (b) all obligations of such Person as the lessee under Financing Leases, (c) current liabilities in respect of unfunded vested benefits under any Plan, (d) obligations under letters of credit issued for the account of such Person, (e) obligations under bankers' or trade acceptance facilities, (f) all guarantees of such Person of any Indebtedness or other obligation of any other Person, (g) all endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss, (h) all obligations secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (i) all obligations under any agreement providing for contingent participation or other hedging mechanisms with respect to interest on any other indebtedness of such Person payable on any of the items described above in this definition and (j) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument.

          INDIRECT COSTS: All costs of acquisition and financing of the Project and completion of the Improvements other than Direct Costs, including but not limited to, engineers', architects' and attorneys' fees, brokerage fees, development impact fees, utility connection and capacity fees, inspection fees, interest, loan fees, arranging fees, service fees, real estate taxes, assessments and other impositions, survey costs, title insurance costs, insurance premiums, payments due to Dillard, Rich's, Sears and JC Penney pursuant to the REA and tenant allowances to be paid to tenants under Leases.

          INSOLVENCY: With respect to any Multiemployer Plan, the condition that such ERISA Plan is insolvent within the meaning of Section 4245 of ERISA.

          INSOLVENT:  Pertaining to a condition of Insolvency.

          INTEREST PAYMENT DATE: (a) for the period commencing on the date hereof through and including the Completion Date, as to any Loan, the first day of each calendar month and (b) subsequent to the Completion Date, (i) as to any Base Rate Loan, the first day of each calendar month, (ii) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (iii) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          INTEREST PERIOD:  With respect to any Eurodollar Loan:



                    (i)  initially, the period commencing on the
          borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                    (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six months thereafter, as selected by Borrower by irrevocable notice to Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

PROVIDED that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (1)  if any Interest Period pertaining to a
          Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                    (2) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

                    (3)  any Interest Period pertaining to a
          Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                    (4)  Borrower shall select Interest Periods
          so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          JC PENNEY: J.C. Penney Properties, Inc., a Delaware corporation.

          JMB PARTNERS:  The collective reference to JMB Realty
Corporation, JMB Properties Co., Center Partners, Ltd., Urban
Investment & Development Co., Urban-Water Tower Associates and
JMB/Miami Investors, L.P.

          LAND:  As defined in the Recitals.

          LEASES: All leases, subleases, underlettings, concession agreements and licenses of any portion of the Project, now existing or entered into in the future to which Borrower is a party.

          LEGAL REQUIREMENT: As to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          LENDER OR LENDERS:  As defined in the Preamble.

          LIEN: Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          LOAN: Any loan made by any Lender pursuant to this Agreement.

          LOAN DOCUMENTS: The collective reference to this Agreement, the Notes, the Security Documents, the Guaranties, the Environmental Indemnity, the Subordination Agreement and all other documents and instruments from time to time evidencing or relating to the Loan.

          MAJOR LEASE: Any Lease demising in excess of 5,000 square feet of Gross Leasable Area.

          MAJOR SUBCONTRACTS: Any contract or work order entered into by the General Contractor and any subcontractor or supplier with respect to the Project in excess of $500,000.

          MAJORITY LENDERS:  At any time, Lenders the Commitment
Percentages of which aggregate more than 50%.

          MALL:  As defined in the Recitals.

          MALL OPENING DATE: The date on or prior to which (i) the Improvements shall have been completed in accordance with subsection 8.2, (ii) the Anchor Stores shall have been completed in accordance with the REA and (iii) the Mall shall be open for business to the general public. The Mall Opening Date is estimated to occur on or prior to February 27, 1997.

          MANAGEMENT AGREEMENT: That certain Property Management Agreement dated November 27, 1995 between Borrower and Manager, as the same may be amended, supplemented or otherwise modified from time to time with Administrative Agent's prior written approval, if required, in accordance with subsection 6.4.

          MANAGER: Urban Shopping Centers, L.P., an Illinois limited partnership and any successor manager reasonably approved by Administrative Agent.

          MATERIAL ADVERSE EFFECT:  A material adverse effect on
(a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower taken as a whole which would materially impair Borrower's ability to repay the Loans or otherwise perform its obligations under this Agreement or any of the other Loan Documents or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Administrative Agent or the Lenders hereunder or thereunder.

          MATURITY DATE: May 29, 1998, as such date may be extended as provided in subsection 3.16.

          MORTGAGED PROPERTY:  As defined in the Deed of Trust.

          MULTIEMPLOYER PLAN: An ERISA Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          NET OPERATING INCOME:  For any period, the excess of
(a) the gross cash receipts actually received by Borrower on account of the ownership and operation of the Project properly attributable to such period, including, but not limited to: (i) gross fixed, minimum and guaranteed rentals received from tenants under Leases; (ii) additional rent payments made by tenants under Leases for escalation charges including, but not limited to, real estate taxes, operating expenses, fuel and utilities, common area maintenance, and percentage rental income; (iii) tenants' security deposits under Leases to the extent they have been applied to payment of tenants' obligations; (iv) amounts received under the REA or any other easement and/or maintenance agreement and (v) rents and receipts from concessions, parking charges or other operating income from any activities conducted by Borrower within the Project, excluding any extraordinary or nonrecurring items of revenue; over (b) all expenses incurred by Borrower in connection with the ownership and operation of the Project during such period, including, but not limited to: (i) management fees up to 2.5% of gross receipts of Borrower (not including capital contributions, loans, proceeds of sales of assets, insurance proceeds, condemnation awards, tenant reimbursement of capital improvements, or other comparable receipts); (ii) reasonable reserves for operation and repair of capital improvements; (iii) any payments made by Borrower under the REA or any other easement and/or maintenance agreement; (iv) accounting, legal and other administrative expenses of Borrower; (v) costs of all advertising, marketing and promotional activities related to the Improvements; and (vi) taxes and assessments paid by Borrower or on the Project or reserves for such taxes and assessments that are being contested; but excluding all required debt service on debt of Borrower to Lenders. For purposes of calculating the Debt Yield Ratio (Annualized) and the Debt Service Coverage Ratio (Annualized), (a) the term "Leases" shall mean only those Leases which are executed and which either have been approved in writing by Administrative Agent or with respect to which Administrative Agent's consent is not required pursuant to the provisions of the Deed of Trust and for which tenants are in occupancy and paying rent and (b) percentage rental income shall be the percentage rental income received by Borrower for the most recent calendar year.

          NON-EXCLUDED TAXES:  As defined in subsection 3.14.

          NOTE OR NOTES: The collective reference to the Construction Loan Notes dated as of the date of this Agreement made by Borrower to the order of each Lender, as the same may be amended, supplemented, modified, extended, restated or replaced from time to time (including, without limitation, any new or replacement notes issued to any Lender pursuant to subsection
11.7 of this Agreement).

          OUTPARCELS: The parcels of real property adjacent to the Mall more particularly described on Schedule 2 and any parcel of the Land which becomes an outparcel in accordance with the terms of the REA and the Deed of Trust.

          PARTICIPANTS:  As defined in subsection 11.7.

          PARTNER: Each general partner and limited partner in Borrower. A list of all the Partners as of the date of this Agreement is attached as Schedule 3 hereto.

          PARTNERSHIP AGREEMENT: The Partnership Agreement of Borrower dated as of January 10, 1995, as it may be amended, supplemented or otherwise modified from time to time with Administrative Agent's prior written approval, if required, in accordance with subsection 6.4 and the Deed of Trust.

          PAYMENT GUARANTY:  The Principal Repayment and Debt
Service Guaranty dated as of the date of this Agreement made by Guarantor to Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

          PBGC: The Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          PERMANENT LOAN COMMITMENT: Such loan commitment as may be accepted by Borrower after the date of this Agreement, providing for a permanent loan in an amount equal to or greater than the Commitment Amount to be made not later than the Maturity Date and containing no conditions relating to the performance of the Project, including without limitation, leasing and financial conditions, which have not been satisfied (other than the condition that the Improvements be completed) and otherwise in form and substance satisfactory to Lenders.

          PERMITS: All consents, licenses and building permits required for construction, completion, occupancy and operation of the Improvements in accordance with all Legal Requirements affecting the Project.

          PERMITTED EXCEPTIONS:  As defined in the Deed of Trust.

          PERSON: An individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          PLANS: The plans and specifications for the construction of the Improvements, including, without limitation, installation of curbs, sidewalks, gutters, landscaping, utility connections (whether located on or off the Land) and all fixtures and equipment necessary for construction, operation and occupancy of the Improvements, prepared or to be prepared by the Architect, and approved in writing by Administrative Agent, as such plans and specifications may be amended, supplemented or otherwise modified from time to time with Administrative Agent's prior written approval, if required, in accordance with subsections 6.2, 6.3 and 6.4.

          PROJECT: The collective reference to the Land and the Improvements.

          PROJECT COST STATEMENT: The project cost statement attached as Exhibit B, as it may be amended, supplemented or otherwise modified from time to time with Administrative Agent's prior written approval, if required, in accordance with subsection 2.4.


          PROJECT COST STATEMENT DEFICIT: As defined in subsection 2.3.

          REA: That certain Construction, Operation and Reciprocal Easement Agreement dated January 31, 1996 by and among Borrower, Dillard Corporation, Rich, Sears and JC Penney, as assigned by Dillard Corporation to Dillard pursuant to that certain Assignment and Assumption of Operating Agreement dated February 2, 1996, together with the agreements supplemental or incidental thereto described in Exhibit 1 to the Deed of Trust, pursuant to which the Improvements and the Anchor Stores are to be constructed and operated as an integrated regional shopping center, as the same may be further amended, supplemented or otherwise modified from time to time, with Administrative Agent's prior written approval, if required, in accordance with subsection 6.4 and the Deed of Trust.

          REGISTER:  As defined in subsection 11.7(d).

          RENTS:  All rights of Borrower in respect of cash and
securities deposited under any Lease and the right to receive and
collect the revenues, income, rents, issues and   profits of any
Lease.

          REORGANIZATION:  With respect to any Multiemployer
Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          REPORTABLE EVENT:  Any of the events set forth in
Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14,
 .16, .18, .19 or .20 of PBGC Reg.  2615.

          REQUIRED LENDERS:  At any time, Lenders the Commitment
Percentages of which aggregate at least 66-2/3%.

          RESPONSIBLE OFFICER:  Adam S. Metz, Michael Hilborn,
Matthew S. Dominski or such other individual as shall be named by a Responsible Officer by notice to Administrative Agent.

          RICH: Rich's Department Stores, Inc., an Ohio corporation.

          SEARS:  Sears, Roebuck & Co., a New York corporation.

          SECURITY DOCUMENTS: The collective reference to the Deed of Trust, the Assignment of Leases and all other documents from time to time which secure the Indebtedness evidenced by the Note.

          SINGLE EMPLOYER PLAN: Any ERISA Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          SITE WORK AGREEMENT:  The Contract dated as of May 18,
1995 between Borrower and Four F Corporation, providing for certain site work at the Project, as it may be amended, supplemented or otherwise modified from time to time with Administrative Agent's prior written approval, if required, in accordance with subsection 6.4.

          SOLVENCY CERTIFICATE: Each Solvency Certificate executed by Borrower and Guarantor in the form of Exhibit F hereto.

          SOLVENT: When used with respect to any Person, means that each of the following are true with respect thereto: (i) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent obligations) of such Person; (ii) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured;
(iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (v) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person's obligations.

          SUBORDINATED LOANS: The collective reference to the loans being made by Guarantor to Borrower in an aggregate principal amount of up to $40,000,000.

          SUBORDINATION AGREEMENT: The Intercreditor and Subordination Agreement among Borrower, Administrative Agent and Guarantor dated as of the date of this Agreement providing for the subordination of the Subordinated Loans made by Guarantor to Borrower to the Loans, as it may be amended, supplemented or otherwise modified from time to time.

          TERMINATION DATE:  May 29, 1998.

          TITLE COMPANY: Ticor Title Insurance Company, or such other title company as may be approved in writing by Administrative Agent.

          TRANCHE: The collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "EURODOLLAR TRANCHES".

          TRANSFEREE:  As defined in subsection 11.7(f).

          TRUSTEE: Mary Aronov, an individual resident of Tennessee.

          TYPE: As to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          UBS:  Union Bank of Switzerland, New York Branch.

          UBS PRIME RATE: The rate of interest publicly announced by Union Bank of Switzerland, New York Branch in New York, New York from time to time as its prime commercial lending rate. The prime commercial lending rate is not intended to be the lowest rate of interest charged by Union Bank of Switzerland, New York Branch in connection with the extension of credit to debtors.

          UJVs: The consolidated joint ventures in which Guarantor owns a beneficial interest and which are accounted for under the equity method in the Guarantor Consolidated Financial
Statements referred to in the Guaranty.

          UNINCORPORATED MATERIALS: Materials purchased or manufactured for incorporation in the Improvements but, at any time an advance of the Loan is made to pay costs therefor, not yet incorporated in the Improvements.

          URB: Urban Shopping Centers, Inc., a Maryland corporation.

          USCM:  USC Memphis, Inc., a Delaware corporation.

     1.2  OTHER DEFINITIONAL PROVISIONS.

          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Borrower not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


     SECTION 2.     AMOUNT AND TERMS OF COMMITMENTS
                    -------------------------------

     2.1  AGREEMENT TO LEND AND TO BORROW; NOTES.

          (a) Subject to the conditions and upon the terms provided for in this Agreement, each Lender severally agrees to make loans to Borrower in an aggregate principal amount not to exceed the amount of the Commitment of such Lender, but only during the Commitment Period. The Loans may from time to time be (a) Eurodollar Loans, (b) Base Rate Loans or
     (c) a combination thereof, as determined by Borrower and notified to Administrative Agent in accordance with subsection 3.1 and subsection 3.6.

          (b) The Loans made by each Lender shall be evidenced by a Note of Borrower, substantially in the form of Exhibit C, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender. The date, amount and Type of each advance and payment or prepayment of principal with respect thereto, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto shall be recorded by each Lender on its books and, prior to any transfer of its Note (or, at the discretion of each Lender, at any other time) endorsed by each Lender, on the schedules annexed to and constituting a part of its Note. Each such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded in the absence of manifest error. The Note of each Lender shall (a) be dated the date hereof, (b) be stated to mature on the Maturity Date and (c) provide for the payment of interest in accordance with subsection 3.8.


     2.2  DETERMINATION OF AMOUNTS OF LOAN ADVANCES.

          (a) Disbursements for Direct Costs included in the Project Cost Statement shall be made as such costs are incurred in such amounts as shall be determined by Administrative Agent, in its reasonable discretion, based upon certifications of Borrower and the Construction Consultant and such other evidence as may be required by Administrative Agent, less a retention of 10% of such costs until the Improvements have been completed; PROVIDED, HOWEVER, that after 50% of the work performed by any contractor or subcontractor has been completed substantially in accordance with the Plans, as certified to Administrative Agent by the General Contractor and confirmed by the Construction Consultant, such retention shall be reduced to 5% of such costs, PROVIDED that the retention shall in no event be less than the percentage actually held back by Borrower from the relevant contractor or subcontractor.
     Upon final completion of the work performed by any contractor or subcontractor substantially in accordance with the Plans, as certified to Administrative Agent by the General Contractor and confirmed by the Construction Consultant, Administrative Agent shall release that portion of the retention allocated to the work performed by such contractor or subcontractor in accordance with the Project Cost Statement, provided that Administrative Agent shall have received a final lien waiver and sworn statement from such contractor or subcontractor.

          (b) Advances for payments due to tenants under Leases which comply with the leasing requirements set forth in the Deed of Trust or which have been approved by Administrative Agent and for payments due to Dillard, Rich's, Sears and JC Penney pursuant to the REA, to the extent such payments are included in the Project Cost Statement, shall be disbursed as such payments become due based upon certifications of Borrower and confirmed by the Construction Consultant and such other evidence as may be reasonably required by Administrative Agent, including, without limitation, in the case of any final payment, an estoppel certificate, in form and substance reasonably satisfactory to Administrative Agent, from the applicable Anchor Store owner (dated not prior to the date such Anchor Store opens for business to the general public) or tenant, and, to the extent required under any Lease, appropriate lien waivers.

          (c) Disbursements for any other costs related to the Project included in the Project Cost Statement shall be made as such costs are incurred, in such amounts as shall be determined by Administrative Agent in its reasonable discretion, based upon certifications of Borrower and such other evidence as may be required by Administrative Agent.

          (d) Lenders shall make advances of Loan proceeds from time to time to pay costs of Unincorporated Materials. Any such advances shall be made subject to satisfaction of all other conditions of this Agreement and each of the following conditions:

                    (1)  the amount of advances at any time
          outstanding to pay costs of any category of Unincorporated Materials shall not exceed $1,000,000;

                    (2)  the Unincorporated Materials, whether
          stored on or off the Project, shall be secured, segregated and identifiable in a manner satisfactory to Administrative Agent;

                    (3)  Administrative Agent shall be given the
          complete address of the place of storage of any Unincorporated Materials stored off the Project;

                    (4)  Administrative Agent shall be provided
          with insurance with respect to the Unincorporated Materials of kinds, in form and amount and written by insurers satisfactory to Administrative Agent and covering Administrative Agent as an insured;

                    (5)  except as provided in clause (9) below,
          Administrative Agent shall have received evidence satisfactory to it that Borrower has good title to the Unincorporated Materials, free from any lien or encumbrance;

                    (6) Administrative Agent shall have received any documents of title and warehouse receipts that evidence title to the Unincorporated Materials;

                    (7) Administrative Agent shall have received such documents and instruments, including, without limitation, financing statements, security agreements, consents of manufacturers, vendors, warehousemen and bailees, as Administrative Agent may require to evidence or perfect Administrative Agent's lien on the Unincorporated Materials;

                    (8) Administrative Agent shall have received evidence satisfactory to it that all specially fabricated Unincorporated Materials have been fabricated in accordance with the Plans; and

                    (9) If Administrative Agent advances amounts to pay contract deposits for Unincorporated Materials and title has not passed to Borrower, Administrative Agent shall have received a first, perfected, enforceable security interest in Borrower's rights in the contract for the purchase of such materials and any sums payable or refundable to Borrower thereunder, and, if requested by Administrative Agent, the contract vendor shall have consented to such assignment and agreed to perform its obligations under such contract for the benefit of Administrative Agent.

     2.3 PROJECT COST STATEMENT EVALUATION. If Administrative Agent determines in its reasonable discretion at any time, after giving effect to any reallocation made in accordance with subsection 2.4, that the portion of the Available Commitments allocated to any line item on the Project Cost Statement is not sufficient to pay the cost of completing such line item, or in the case of the line item for interest, to pay interest on the Loans until the Mall Opening Date (any such deficiency, a "PROJECT COST STATEMENT DEFICIT"), Lenders, in their sole discretion, may stop making Loan advances until such time as Borrower shall either (a) deposit with Administrative Agent letters of credit issued by an institutional lender reasonably acceptable to Administrative Agent or additional funds from some other source in an amount equal to the Project Cost Statement Deficit or (b) so long as the Guaranties remain in full force and effect, provide evidence reasonably satisfactory to Administrative Agent that an adequate source of funds is and shall remain available to Borrower to fund such Project Cost Statement Deficit. If any such sums deposited with Administrative Agent exceed $100,000 at any one time, such sums shall be held by Administrative Agent in an account bearing interest at the money market rate. Sums so deposited with Administrative Agent shall be applied to pay costs of such line item or items as to which the Project Cost Statement Deficit exists before Lenders advance proceeds of the Loans to pay such costs.

          2.4 PROJECT COST STATEMENT ADJUSTMENTS. If at any time the Available Commitments allocated to any line item shown on the Project Cost Statement exceeds the amount necessary for such line item, then Administrative Agent, in its reasonable discretion and after consultation with the Construction Consultant, may allocate the amount of such excess to any other line item shown on the Project Cost Statement that Administrative Agent deems to be insufficient, or if no other line item is insufficient, to the line item shown on the Project Cost Statement for interest and/or contingency. Administrative Agent shall consider any reasonable requests made by Borrower for adjustments to the Project Cost Statement in accordance with the preceding sentence. Borrower may revise the Project Cost Statement by allocating from the line item for contingency an amount equal to up to 3.5% of the aggregate Direct Costs and tenant allowances shown on the initial Project Cost Statement to any line item for Direct Costs and tenant allowances for work remaining to be completed.

     2.5 USE OF PROCEEDS. The proceeds of the Loans shall be used by Borrower only for payment of costs specified in the Project Cost Statement.


     SECTION 3.     BORROWING PROCEDURES
                    --------------------

     3.1 PROCEDURE FOR BORROWING. Borrower shall submit Borrower's Requisitions (appropriately completed and including all documentation required to be attached thereto) to Administrative Agent and the Construction Consultant no later than noon (New York City time) ten Business Days prior to the Borrowing Date specified therein requesting that Lenders make Loans on the Borrowing Date and specifying (i) the amount to be borrowed, (ii) whether the Loans are to be Eurodollar Loans, Base Rate Loans, or a combination thereof, and (iii) if the Loans are to be entirely or partly Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor, provided that in the event that any portion of the borrowing is to be a Eurodollar Loan, such portion of the borrowing may, at Borrower's election, initially be made as either a Base Rate Loan, and subject to the conditions herein set forth concerning Eurodollar Loans, such portion shall be converted into a Eurodollar Loan two Business Days after the Borrowing Date, or as a Eurodollar Loan. If Borrower selects a Eurodollar Loan and the borrowing is not made on the Borrowing Date for any reason, Borrower shall be liable for any amounts payable pursuant to subsection 3.15. Administrative Agent, no later than three Business Days prior to the date an advance is to be made, shall (i) notify each Lender thereof and (ii) send to each Lender by facsimile Borrower's Requisition (without attachments except for Direct and Indirect Cost Statements). Provided all conditions to an advance of Loan proceeds have been satisfied, each Lender will make the amount of its pro rata share of each borrowing available to Administrative Agent for the account of Borrower at the office of Administrative Agent specified in subsection 11.3 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent, provided that if any condition to an advance shall not be satisfied by 2:00 P.M., New York City time, on such Borrowing Date, Administrative Agent shall return such funds to each Lender without compensation to such Lender. Such borrowing will be made available to Borrower by Administrative Agent depositing the aggregate of the amounts made available to Administrative Agent by the Lenders into the Building Loan Trust Account, or upon the occurrence and during the continuance of an Event of Default, at Administrative Agent's option, Administrative Agent may advance such funds by payment directly to any third party to whom an amount is payable. The execution of this Agreement by Borrower constitutes an irrevocable authorization to Administrative Agent and Lenders to advance Loan proceeds as provided in this subsection. No further authorization shall be necessary to warrant such direct advances. All sums advanced by direct payment to third parties shall reduce the Available Commitment, shall be evidenced by the Notes and shall be secured by the Security Documents. Lenders shall have no obligation to make advances of the Loan proceeds more often than once in each calendar month, provided that Lenders may make an additional advance each calendar month to pay interest as provided in subsection 3.4. Neither Lenders nor Administrative Agent shall have any obligation to see to the disposition of any direct payments to any contractor or other Person.

     3.2 FIRST ADVANCE AND SUBSEQUENT ADVANCES. The first advance of Loan proceeds shall be made upon satisfaction of all conditions specified in Section 7 of this Agreement. All advances after the first advance shall be made upon satisfaction of all conditions specified in Section 8 of this Agreement.




     3.3  WAIVERS OF CONDITIONS.

          (a) Administrative Agent, in its sole discretion may, but shall have no obligation to, waive or vary any requirements imposed on Borrower for giving notice of borrowing.

          (b) If any or all conditions precedent to an advance of Loan proceeds have not been satisfied on any Borrowing Date, Administrative Agent, in its sole discretion, may, but shall have no obligation to, waive such conditions and disburse all or a part of the requested advance. No person dealing with Borrower or the General Contractor, directly or indirectly, shall have standing to object to such waiver. Such waivers and advances pursuant to such waivers shall be deemed made pursuant to this Agreement and not in modification of this Agreement

     3.4  ADVANCES TO PAY INTEREST.

          (a) Included in the Project Cost Statement are amounts allocated to pay interest on the Loans. Subject to the conditions set forth below, Borrower shall request advances to be made on the day of the month when each interest payment is due for the purpose of paying the interest due or to become due at such time, in which event Lenders shall be authorized and are hereby directed to disburse the amount of such interest by crediting the bank account maintained by Borrower with Administrative Agent. No separate fund or account shall be created for such interest. In no event shall Lenders be obligated to make any advance if the request for such advance does not contain a direction to pay interest on the Loans due at the time of such advance unless Borrower has paid interest to Lenders directly from a source other than the Loan proceeds. Any such request for an advance of interest shall be accompanied by a direction by Borrower to Lenders to charge such bank account for the amount of such interest then due and advanced to Borrower by Lenders. Notwithstanding the foregoing, Borrower hereby requests Lenders to make advances to pay such interest on or before the day when each interest payment is due in the amount of interest then due, by crediting such amount to the bank account maintained by Borrower with Administrative Agent and charging such account for such interest. Lenders may comply with the foregoing request at any time, notwithstanding any failure by Borrower to make a more specific request.

          (b) Administrative Agent, in its discretion, may refuse to advance for the payment of interest at such time and so long as an Event of Default has occurred and is continuing.

If Administrative Agent determines not to advance for the payment of interest for such reason, Administrative Agent shall so notify Borrower and Borrower shall be obligated to pay all interest becoming due on the Loans after such notice from a source other than Loan proceeds, in the manner and at the times provided in the Notes. Administrative Agent shall be obligated to recommence advancing for the payment of interest only when there shall be no uncured Event of Default.

          3.5 OPTIONAL PREPAYMENTS. Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, provided that (a) Borrower shall have given at least one (1) Business Day's prior notice to Administrative Agent in the case of Base Rate Loans and two (2) Business Days' prior notice to Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, (b) any partial prepayment under this subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof; (c) a Eurodollar Loan may be prepaid only on the last day of the applicable Interest Period for such Eurodollar Loan; and (d) each prepayment under this subsection shall include all interest accrued on the amount of principal prepaid through the date of prepayment and any amounts payable pursuant to subsection 3.15. Upon receipt of any such notice Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 3.15. Amounts prepaid on account of the Loans may not be reborrowed.

     3.6  CONVERSION AND CONTINUATION OPTIONS.

          (a) Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving Administrative Agent by no later than 10:00 A.M. (New York City time) at least two Business Days' prior irrevocable notice of such election, PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice, Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and
     (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Maturity Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving notice to Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurodollar Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Maturity Date and PROVIDED, FURTHER, that if Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

     3.7 MINIMUM AMOUNTS AND MINIMUM NUMBER OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to at least $100,000, provided that no minimum aggregate principal amount of the Loans shall be required for a Eurodollar Tranche in respect of borrowings for the payment of interest on the Loans. No more than six Eurodollar Tranches in the aggregate may be outstanding at any time under this Agreement and the Notes.

     3.8  INTEREST RATES AND PAYMENT DATES.

          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 3% or (y) in the case of overdue interest, fee or other amount, the rate described in paragraph (b) of this subsection plus 3%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment) provided that the provisions of this paragraph (c) shall not apply if such amount shall be paid on or prior to the expiration of any grace or cure period applicable to such amount.

          (d) Interest shall be payable in arrears on each Interest Payment Date, PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          (e) Borrower shall, at Administrative Agent's option, pay to Administrative Agent for the account of the Lenders a late payment premium in the amount of 2% of any payments of interest under the Loans made more than fifteen (15) days after the due date thereof, which shall be due with any such later payment.

     3.9  COMPUTATION OF INTEREST AND FEES.

          (a) Fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Base Rate Loans and Eurodollar Loans shall not exceed the maximum amount permitted under applicable law. Any change in the interest rate on a Loan resulting from a change in the UBS Base Rate, or the Eurocurrency Reserve Requirements, shall become effective as of the opening of business on the day on which such change becomes effective. Administrative Agent shall as soon as practicable notify Borrower and Lenders of the effective date and the amount of each such change in interest rate and of each determination of a Eurodollar Rate.

          (b) Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

     3.10 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

          (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall Borrower have the right to convert Loans to Eurodollar Loans.

     3.11 PRO RATA TREATMENT AND PAYMENTS.

          (a) Each borrowing by Borrower from the Lenders hereunder, each payment by Borrower on account of any fees hereunder shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by Lenders. All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 11:00 A.M., New York City time, on the due date thereof to Administrative Agent, for the account of Lenders, at Administrative Agent's office specified in subsection 11.3, in Dollars and in immediately available funds. Administrative Agent shall distribute such payments to Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (b) The obligations of Lenders under this Agreement are several, and no Lender shall be responsible for the failure of any other Lender to fund the portion of any borrowing of the Loan required to be funded by such other Lender. Unless Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to Administrative Agent, Administrative Agent may assume that such Lender is making such amount available to Administrative Agent, and, upon notice to, and approval of, Borrower, Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to Administrative Agent, on demand, such amount with interest thereon for the period until such Lender makes such amount immediately available to Administrative Agent at the Base Rate. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to Administrative Agent by such Lender within three Business Days of such Borrowing Date, Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from Borrower.

          3.12 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Legal Requirement or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.15.
     3.13 LEGAL REQUIREMENTS.

          (a) If the adoption of or any change in any Legal Requirement or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in any such case made subsequent to the date hereof:

                    (i)  shall subject any Lender to any tax of
          any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 3.14 and changes in the rate of tax on the overall net income of such Lender);

                    (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

                    (iii)     shall impose on such Lender any
          other condition;

     and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender in good faith deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.

          (b) If any Lender shall have determined that any change in any Legal Requirement regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in any such case made subsequent to the date hereof, does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrower (with a copy to Administrative Agent) of a written request therefor, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

          (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, with a copy to Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

          (d) Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to any Lender pursuant to this subsection to the extent such additional amounts result from such Lender's negligence.
     3.14 TAXES.

          (a) All payments made by Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Administrative Agent or any Lender as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable to Administrative Agent or such Lender shall be increased to the extent necessary to yield to Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, PROVIDED, HOWEVER, that Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify Administrative Agent and Lenders for any incremental taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to any Lender pursuant to this subsection to the extent such additional amounts result from such Lender's negligence.

          (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                    (i)  deliver to Borrower and Administrative
          Agent (A) two duly completed copies of United States
          Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                    (ii) deliver to Borrower and Administrative
          Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and

                    (iii)     obtain such extensions of time for
          filing and complete such forms or certifications as may reasonably be requested by Borrower or Administrative
          Agent;

     unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises Borrower and Administrative Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Transferee pursuant to subsection 11.7 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to Lender from which the related participation shall have been purchased.

     3.15 INDEMNITY. Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. Amounts payable pursuant to this subsection shall be paid to Administrative Agent for the account of the applicable Lender, upon the request of such Lender through Administrative Agent and a determination of any Lender as to the amounts payable pursuant to this subsection shall be conclusive absent manifest error.

     3.16 EXTENSION OF MATURITY DATE. Borrower shall have the option, exercisable three times, to extend the Maturity Date for a period of one year, from May 29, 1998 to May 29, 1999 (the "First Extension Option"), from May 29, 1999 to May 29, 2000 (the "Second Extension Option") and from May 29, 2000 to May 29, 2001 (the "Third Extension Option"), provided that the following conditions are satisfied for each extension:

          (a) at least 60 days prior to the Maturity Date being extended, Administrative Agent shall have received:

                    (i)  written notice from Borrower of its
          election to extend the Maturity Date;

                    (ii) a notice of title continuation or
          endorsement from the Title Company reasonably satisfactory to Administrative Agent showing title to the Project free and clear of all Liens except for Permitted Exceptions;

                    (iii)     a current, independent M.A.I.
          appraisal of the Project, commissioned by Lenders and complying with applicable laws and regulations, indicating, in the case of the First Extension Option, a "stabilized" value, and in the case of each of the Second Extension Option and Third Extension Option, an "as-is" value, of the Project as of the Maturity Date being extended such that the ratio of the Commitment Amount to said value is no greater than 65%; all costs and expenses reasonably incurred by Lenders in connection with such appraisal shall have been reimbursed or paid for by Borrower;

                    (iv) an extension fee, for the account of Lenders, in an amount equal to .125% of the Commitment
          Amount as of the Maturity Date being extended; and

                    (v)  an estoppel certificate from any Anchor
          Store owner for which Borrower has given or received notice that a material default has occurred under the REA.

          (b) no Default or Event of Default shall have occurred and be continuing as of the Maturity Date being extended;
     and

          (c) in the case of each of the Second Extension Option and the Third Extension Option, Administrative Agent shall have determined that (i) the Debt Service Coverage Ratio (Annualized) for the last quarter ending before the Maturity Date being extended exceeds 1.20 and (ii) the Debt Yield Ratio (Annualized) for the last quarter ending before the Maturity Date being extended exceeds 13.25%.

     3.17 AMORTIZATION DURING EXTENSION TERMS. If, as of the end of any calendar quarter from and after May 29, 1999, either (a) the Debt Service Coverage Ratio (Annualized) shall be less than
1.20 or (b) the Debt Yield Ratio (Annualized) shall be less than 13.25% then, in addition to the required payments of interest on the Notes, Borrower shall, and hereby covenants to, make a payment in reduction of the outstanding principal amount of the Notes as hereinafter provided. Such payment shall be (a) due on the sixty-fifth (65th) day after the end of the calendar quarter for which the requisite Debt Service Coverage Ratio (Annualized) or Debt Yield Ratio (Annualized) is not attained and (b) in an amount, reasonably determined by Administrative Agent, equal to the lesser of (i) the excess, if any (the "Quarterly Cash Flow"), of (1) Net Operating Income for the applicable calendar quarter over (2) the actual interest expense on the Loan for the applicable calendar quarter or (ii) the amount by which the outstanding principal amount of the Notes would be required to be paid down so as to cause the Debt Service Coverage Ratio (Annualized) for such calendar quarter to be increased to 1.20 or the Debt Yield Ratio (Annualized) for such calendar quarter to be increased to 13.25%.

     3.18 ADVANCE OF AVAILABLE COMMITMENT. If (i) Administrative Agent shall have received copies of executed Leases for at least 92.5% of the Gross Leasable Area in compliance with the requirements of the Deed of Trust or otherwise approved by Administrative Agent and (ii) the Mall Opening Date shall have occurred, each Lender shall, if requested by written notice from Borrower to Administrative Agent given at least ten (10) days prior to the Borrowing Date, advance on the Borrowing Date its then Available Commitment in accordance with subsection 3.1.


     SECTION 4.     REPRESENTATIONS AND WARRANTIES
                    ------------------------------

     In order to induce Lenders to enter into this Agreement and to make the Loan, Borrower covenants, represents and warrants to Lenders as follows:

     4.1  FORMATION AND EXISTENCE.

          (a) Attached hereto as Schedule 3 is a true, correct and complete list of all Persons who are Partners in Borrower. Borrower (i) is a duly organized and validly existing limited partnership, formed under the laws of the State of Delaware, (ii) has all requisite power and authority to consummate the transactions contemplated in the Loan Documents and the Construction Documents to which Borrower is a party and (iii) is in compliance with all applicable Legal Requirements, except to the extent that the failure to comply would not have a Material Adverse Effect.

          (b) USCM (i) is a duly organized and validly existing corporation, formed and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to be a Partner, (iii) has all requisite power and authority to authorize and has authorized Borrower to consummate the transactions contemplated in the Loan Documents and (iv) is in compliance with all applicable Legal Requirements, except to the extent that the failure to comply would not have a Material Adverse Effect.

     4.2 POWER AND AUTHORITY. The consummation of the transactions contemplated in the Loan Documents and the Construction Documents to which Borrower is a party and the performance or observance of Borrower's obligations under the Loan Documents and the Construction Documents to which Borrower is a party have been duly authorized by all necessary action on the part of Borrower.

     4.3  AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

          (a) The Loan Documents to which Borrower is a party have been duly executed and delivered on behalf of Borrower and each constitutes, the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          (b) The Construction Documents to which Borrower is a party have been duly executed and delivered, constitute the legal, valid and binding obligations of Borrower, and to the best of Borrower's knowledge, the other parties to such agreements, have not been amended, modified or terminated and are in full force and effect. The rights of Borrower under the Architect's Agreement and the Construction Agreement may be assigned to Lenders. There exists no default of Borrower, or to the best of Borrower's knowledge, of any other party under the Architect's Agreement or the Construction Agreement and to the best of Borrower's knowledge, no event has occurred and is continuing which with notice or the passage of time or both would constitute a default under the Architect's Agreement or the Construction Agreement.

     4.4 NO LITIGATION. There is no action, suit or proceeding pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower or the Collateral or that might have a Material Adverse Effect or might materially adversely affect the Collateral in any court, or before or by any Governmental Authority, whether federal, state, county or municipal, which has not been disclosed in writing to Administrative Agent.

     4.5 CONSENTS, APPROVALS, AUTHORIZATIONS, ETC. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Authority is required in connection with the valid execution and delivery of the Loan Documents or the Construction Documents to which Borrower is a party or the carrying out or performance of any of the transactions required or contemplated by the Loan Documents or the Construction Documents to which Borrower is a party other than the Permits or, if required, such consent, approval, order or authorization has been obtained or such registration, declaration or filing has been accomplished (other than the recording of the Deed of Trust and filing of UCC-1 Financing Statements).

     4.6 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents and the Construction Documents to which Borrower is a party, borrowings under this Agreement and the use of the proceeds of the Loan will not violate any Legal Requirement affecting or any Contractual Obligation of Borrower or any Partner and will not result in, or require, the creation or imposition of any Lien on any of Borrower's properties or revenues pursuant to any Legal Requirement or Contractual Obligation, except for the Lien of the Security Documents.

     4.7 COMPLIANCE WITH BUILDING CODES, ZONING LAWS, ETC. Borrower has no knowledge of any existing, probable or potential violations of any Legal Requirement or any restrictive covenant affecting the Land or the construction, use or occupancy of the Improvements.

     4.8 NO DEFAULT. Neither Borrower nor USCM is in default under or with respect to any Contractual Obligation in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     4.9 TAXES. Borrower has filed or caused to be filed all tax returns which, to the knowledge of Borrower, are required to be filed, and has paid all taxes shown to be due and payable on such returns or on any assessments made against Borrower or the Project and all other taxes, fees or other charges imposed on Borrower or the Project by any Governmental Authority (other than those taxes, the amount or validity of which is being contested in good faith by appropriate proceedings diligently prosecuted and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower); no tax Liens have been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

     4.10 AVAILABILITY OF UTILITIES. All utility services and facilities necessary for the construction of the Improvements without impediment or delay (including, without limitation, gas, electrical, water and sewage services and facilities) are, or will be when needed, available at the boundaries of the Land and all utility services necessary for the operation of the Improvements for their intended purposes will be available at or within the boundaries of the Land when needed.

     4.11 PLANS. The Plans are satisfactory to Borrower, have been reviewed by the General Contractor and, to the extent required by the REA, have been reviewed and approved by the parties to the REA, the tenants under any Leases which require approval of the Plans, the Architect, and, to the extent required by applicable law or any effective restrictive covenant, by all Governmental Authorities and the beneficiary of any such covenant, and by all other Persons having the right to approve the Plans; all construction, if any, already performed on the Improvements has been performed on the Land substantially in accordance with the Plans approved as aforesaid and with all Legal Requirements and restrictive covenants applicable thereto.

     4.12 BROKERAGE. No brokerage or other fee, commission or compensation is to be paid by Lenders in connection with this Loan.

     4.13 PERMITS, ETC. All Permits for the construction of the Improvements required to the date that this representation is being made or reaffirmed have been obtained and are in full force and effect.

     4.14 FINANCIAL STATEMENTS. Any and all financial statements delivered to Lenders by or on behalf of Borrower are true and correct in all material respects and fairly present the financial conditions of their subjects as of their respective dates, no material adverse change has occurred in the financial conditions reflected since their respective dates and no additional Indebtedness has been incurred by their subjects since the respective dates of the latest statements, other than the borrowings contemplated by this Agreement or other Indebtedness which has been approved by Administrative Agent in writing. No such financial statement or any certificate or statement furnished to Lenders by or on behalf of Borrower in connection with the transactions contemplated by this Agreement, and no representation or warranty in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such financial statements, certificates or other statements or this Agreement not misleading.

     4.15 ERISA. (a)(i) No "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any ERISA Plan;

               (ii) No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC has arisen, during such five-year period;

               (iii)     Neither Borrower nor any Commonly
          Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;

               (iv) To the best of Borrower's knowledge, no such Multiemployer Plan is in Reorganization or Insolvent;

     and any such event or condition described in clause (i),
     (ii), (iii) or (iv) is reasonably likely to give rise to material liability to Borrower.

          (b) No Reportable Event which is reasonably likely to give rise to a Material Adverse Effect has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan.

          (c) Each ERISA Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except as would not reasonably be likely to give rise to a Material Adverse Effect.

     4.16 SOLVENCY. Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan
Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

     4.17 ROADS. All roads necessary for the use of the Improvements for their intended purposes and required by Governmental Authorities have either been completed or the necessary rights of way therefor are owned by Borrower or have been acquired by appropriate Governmental Authorities or dedicated to public use and accepted by said Governmental
Authorities, and all necessary steps have been taken by Borrower and said Governmental Authorities to assure the complete construction and installation thereof no later than the Completion Date or any earlier date required by any Legal
Requirement, any Lease or the REA.

     4.18 REA AND LEASES. The REA and all existing Leases in respect of the Project are unmodified and in full force and effect (except to the extent permitted by the Loan Documents), there exists no default by Borrower, or to the best of Borrower's knowledge, by any other party under the REA or any existing Leases, and all conditions to the effectiveness and continuing effectiveness the REA and all existing Leases required to be satisfied as of the date hereof have been satisfied.

     4.19 ACCURACY OF INFORMATION; FULL DISCLOSURE. All information, reports and other papers and data with respect to Borrower (other than projections) furnished to Lenders by Borrower were, at the time the same were so furnished or as of the date of such report or information, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give Lenders a true and accurate knowledge of the subject matter of such information, reports, or other papers and data in all material respects. All projections with respect to Borrower furnished to Lenders by or on behalf of Borrower, as supplemented, were prepared and presented in good faith by Borrower, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. No fact is known to Borrower which has or is reasonably likely to have a Material Adverse Effect, which has not been set forth in the financial statements referred to in subsection 4.14 or in such information, reports, papers and data or otherwise disclosed in writing to Lenders prior to the date hereof. To the best of Borrower's knowledge, neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Lender in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, or required herein to be furnished by or on behalf of Borrower, contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which Borrower has not disclosed to Administrative Agent and Lenders in writing which materially affects adversely nor, so far as Borrower can now foresee, will materially affect adversely the business, prospects, profits or financial condition of Borrower or the ability of Borrower to perform this Agreement.


     SECTION 5.     AFFIRMATIVE COVENANTS.
                    ---------------------

     Borrower agrees, unless otherwise consented to in writing by Administrative Agent or Lenders, as applicable, that, so long as the Commitments remain in effect or the Notes remain outstanding and unpaid or any amount is owing to any Lender hereunder or under any of the other Loan Documents, Borrower shall fully keep and perform each of the covenants set forth in this Section.

     5.1 CONSTRUCTION. Borrower has commenced construction of the Improvements and shall complete the erection and equipping of the Improvements with due diligence on or before the Completion Date, subject to and in accordance with the Plans, this Agreement, the REA and the Leases, to the extent that the REA or such Leases specify construction requirements. The Improvements shall be constructed and equipped in full compliance with the Legal Requirements affecting the Project and all requirements of the appropriate Board of Fire Underwriters or other similar body acting in and for the locality in which the Project is situated.

     5.2 PERFORMANCE UNDER OTHER AGREEMENTS. Borrower shall duly perform and observe all of the covenants, agreements and conditions on its part to be performed and observed under the Loan Documents, and Borrower shall duly perform and observe in all material respects all of the covenants, agreements and conditions on its part to be performed and observed under the Construction Documents to which Borrower is a party and the Leases.

     5.3 CORRECTION OF WORK. Upon demand of Administrative Agent, Borrower, at its sole cost and expense, shall cause to be corrected any structural defect in the Improvements, any material departure from the Plans not approved by Required Lenders and any failure to comply with applicable Legal Requirements.

     5.4 NO ENCROACHMENTS. The Improvements shall be constructed entirely on the Land and shall not encroach upon or overhang any easement or right-of-way or the land of others (unless such encroachment or overhang is consented to in writing by the owner of the affected property or permitted under the terms of the REA). When erected the Improvements shall be wholly within any building restriction lines, however established. Borrower shall furnish to Administrative Agent promptly after the foundations for the Improvements have been completed, a foundation survey prepared by a registered surveyor or engineer.

     5.5  APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS.
Any proceeds of insurance or condemnation received as a result of a casualty or taking shall be applied as provided in the Deed of Trust. In the event that Administrative Agent shall make available to Borrower the proceeds of any fire or other casualty insurance or condemnation actually paid to Administrative Agent in respect of such damage or destruction of the Improvements (after deducting therefrom any sums retained by Administrative Agent in reimbursement for costs of collection) to pay the cost of restoration, as provided in the Deed of Trust, Borrower shall proceed promptly with the work of restoration of the Improvements in accordance with the Plans and shall prosecute the work of restoration diligently to completion. All insurance proceeds shall be held by Administrative Agent to secure payment of Borrower's obligations under this Agreement, the Notes and the Security Documents and disbursed in accordance with the procedures and subject to the conditions specified in this Agreement for the disbursement of Loan proceeds. If any Default or Event of Default shall occur prior to completion of such work of restoration, then Administrative Agent, at its option, may apply such insurance or condemnation proceeds in payment of sums due under this Agreement or the Notes or any of the Security Documents, in such order as Administrative Agent may elect in its sole discretion. Any insurance or condemnation proceeds remaining after restoration of the Improvements is completed shall be applied, at Lenders' election, in prepayment of the principal amount of the Loan, in the inverse order of maturity if payable in installments, or paid over to Borrower.

     5.6 CERTAIN NOTICES. Borrower shall give notice to Administrative Agent promptly upon the occurrence of:

          (a) the receipt by Borrower of any notice given to Borrower that a default by Borrower has occurred under the REA, any Lease or any of the Construction Documents to which Borrower is a party;

          (b) the giving by Borrower of any notice alleging that a material default has occurred under the REA, any Lease or any of the Construction Documents;

          (c) the receipt by Borrower of any notice given to Borrower or with respect to the Project or the giving by Borrower of any notice which alleges that any portion of construction or equipping or furnishing of the Improvements does not comply with any Legal Requirement;

          (d) any condition which results or is reasonably likely to result in a Force Majeure Delay in completion of the Improvements;

          (e) any development or event which has had or could have a Material Adverse Effect; and

          (f) the following events, as soon as possible and in any event within 30 days after Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any material required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC with respect to a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or, in the case of a distress termination, Borrower or any Commonly Controlled Entity to terminate any Single Employer Plan, but only to the extent such occurrence, expected occurrence, proceedings or other action, in each case, described in clause (i) or (ii) together with all other such occurrences, expected occurrences, proceedings or other actions, is reasonably likely to have a Material Adverse Effect. Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to in such notice and stating what action Borrower proposes to take with respect to such occurrence.

     5.7 PLAN CHANGES. Borrower shall provide copies of all change orders, change bulletins and other revisions of the Plans and the Construction Agreements which do not require Required Lenders' prior approval to Administrative Agent and the Construction Consultant promptly after the commencement of any work reflecting such changes or revisions.

     5.8 INDEMNIFICATION. Borrower hereby indemnifies Administrative Agent and Lenders against any claims for brokerage fees or commissions asserted in connection with the Loans arising out of or in connection with any act or omission of Borrower or any Affiliate of Borrower and agrees to pay all expenses incurred by Lenders in connection with the defense of any such action or proceeding brought to collect any such brokerage fees or commissions.

     5.9  EXPENSES.

          (a) Borrower shall pay or reimburse Administrative Agent for all reasonable out-of-pocket expenses incurred by Administrative Agent before and after the date of this Agreement with respect to any and all transactions contemplated by this Agreement including, without limitation, the preparation of any document reasonably required by Administrative Agent and the enforcement of any of Administrative Agent's and/or Lenders' rights under this Agreement. From time to time after the closing, Borrower may receive statements for such expenses, including, without limitation, attorneys' fees and disbursements. Borrower shall pay such statements promptly upon receipt.

          (b) If any action or proceeding is commenced by Administrative Agent (including, without limitation, any action to foreclose under the Deed of Trust or to collect the Loans or enforce any Guaranty) or to which Administrative Agent and/or one or more Lenders are made a party, or in which it becomes necessary to defend or uphold the lien of the Deed of Trust, or in which Administrative Agent and/or one or more Lenders are served with any legal process, discovery notice or subpoena relating to Lenders' lending to Borrower or accepting any Guaranty, Borrower will reimburse Administrative Agent and Lenders for all expenses which have been or may be incurred by Administrative Agent and Lenders arising from or in connection with such action or proceeding.

          (c) Any amounts payable or reimbursable by Borrower under this subsection which are not paid or reimbursed within thirty days after demand by Administrative Agent shall bear interest at the rate of interest payable under subsection 3.8(c) from the date of such demand until payment.

     5.10 CONSTRUCTION SCHEDULE. As soon as reasonably available after commencement of construction, Borrower shall provide
Administrative Agent, at Borrower's expense, with a critical path method schedule for completion of the construction and equipping of the Improvements, which schedule shall be in form and substance satisfactory to Administrative Agent.

     5.11 INSPECTION OF BOOKS AND RECORDS. Administrative Agent and the Construction Consultant, and designated representatives of either of them, shall, upon reasonable prior notice and at reasonable times, have the right of entry and free access to the Improvements and the right in the presence of a representative of Borrower (provided Borrower makes its representative available on a timely basis) to inspect all work done, labor performed and materials furnished in and about the Improvements and to inspect all books, contracts, records and plans and shop drawings of Borrower relating to the Project or the construction of the Improvements. Upon reasonable prior notice and at reasonable times, Borrower shall make its representatives available for Administrative Agent or the Construction Consultant and any designated representative of either, to discuss Borrower's affairs, finances and accounts relating to the Project and the construction of the Improvements and Borrower will cooperate, and cause the General Contractor to cooperate, with Administrative Agent and the Construction Consultant and any designated representative of either of them.

     5.12 MOVEMENT OF UNINCORPORATED MATERIALS. With respect to any Unincorporated Materials for which advances of the Loan have been made, Borrower shall give notice to Administrative Agent not less than five days prior to any change in the location of such Unincorporated Materials, which notice shall state the date on which transfer shall commence, the destination and the name and address of the carrier. If requested by Administrative Agent at the time such notice is given, Borrower shall furnish to Administrative Agent, promptly when available, copies of bills of lading, certificates of bailment, warehouse receipts and other documents and instruments evidencing Borrower's rights in the Unincorporated Materials in transit and on arrival at destination.

     5.13 INSPECTION REPORTS. Borrower shall furnish, or cause to be furnished, to the Construction Consultant as soon as available: (a) a copy of meeting minutes, (b) copies of all construction contracts and purchase orders entered into after the date hereof, (c) copies of all testing and quality control reports and designer field reports, (d) copies of contractor trade payment breakdowns and monthly job cost reports prepared by Borrower and General Contractor and (e) such other information as may be reasonably requested by the Construction Consultant in order to make reports to Administrative Agent as to the status of the Project.

     5.14 CERTIFICATES. Within sixty (60) days after the end of each calendar quarter, commencing with the quarter ending June 30, 1999, Borrower shall deliver to Administrative Agent a Debt Service Coverage Ratio Certificate and a Debt Yield Ratio Certificate for such quarter, provided that if the Applicable Margin shall be reduced in reliance upon the Debt Yield Ratio (Annualized) being at least equal to 13.75% in accordance with the definition of Applicable Margin, Borrower shall within sixty
(60) days after the end of each calendar quarter thereafter deliver to Administrative Agent a Debt Yield Ratio Certificate for such calendar quarter.


     SECTION 6.     NEGATIVE COVENANTS
                    ------------------

     Borrower agrees, unless otherwise consented to in writing by Administrative Agent or Lenders, as applicable, that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, Borrower shall not take or permit the actions set forth in this Section.

     6.1 ADDITIONAL DEBT. Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than the Loans and the Subordinated Loans.

     6.2 CHANGES IN PLANS. Borrower shall not modify or supplement the Plans in any material respect without the prior written consent of Required Lenders, the lessees under Leases which specify construction requirements to the extent required under such Leases and all Governmental Authorities which previously have approved the matters to be changed to the extent required by such Governmental Authorities.

     6.3 CHANGE ORDERS. Borrower shall not direct or permit the performance of any work pursuant to any revision (of whatever nature or form) of the Plans or any change orders or change bulletins or other instruments or understandings if the cost of such revision or change is in excess of $250,000 or, when combined with the cost of all revisions or change orders not specifically approved by Administrative Agent, would result in an aggregate increase of the cost of construction of the Improvements in an amount in excess of $500,000, provided that the foregoing covenant shall not apply to change orders resulting from the addition to the Construction Agreement or the Site Work Agreement of work which is included in the Project Cost Statement and not contracted for as of the date of this Agreement in amounts which are not in excess of the amounts for such work as set forth in the Project Cost Statement and which is otherwise in accordance with the Plans.

     6.4 CHANGES IN AGREEMENTS. Borrower shall not surrender, terminate, cancel or rescind or, in any material respect, supplement, alter, revise, modify or amend the Partnership
Agreement, the REA, the Management Agreement or any of the Construction Documents to which Borrower is a party or permit any such action to be taken.


     SECTION 7.     CONDITIONS PRECEDENT TO FIRST ADVANCE
                    -------------------------------------

     Lenders shall not be obligated to make the first advance of Loan proceeds until all of the conditions set forth in this Section shall have been satisfied.

     7.1 CLOSING DOCUMENTS. Administrative Agent shall have received all the items set forth in this subsection, in each case in form and substance satisfactory to Administrative Agent.

          (a) TAXES. Evidence that all past and current (if then due and payable) taxes and assessments applicable to the Project or payable by Borrower have been paid.

          (b) TITLE INSURANCE POLICY. A mortgagee's policy of title insurance or satisfactory evidence of Title Company's unconditional obligation to issue such a policy, dated as the date of the first advance of the Loan. Such policy shall (i) be in the amount of the Loan; (ii) be issued at ordinary rates; (iii) insure Administrative Agent for the benefit of Lenders that the Mortgage creates a valid Lien on the Project, free and clear of all defects and encumbrances, except for the Permitted Exceptions; (iv) be in the form of policies providing Lenders with the broadest coverage that is then offered by the Title Company to mortgagees of properties located in the state in which the Land is located and that is otherwise satisfactory to Administrative Agent;
     (v) provide full coverage against mechanics' liens and against survey exceptions not specified as Permitted Exceptions; (vi) contain a pending disbursements clause or endorsement in form and substance satisfactory to Administrative Agent and a commitment of Title Company to provide notices of title continuation or endorsement sufficient to enable Administrative Agent to determine that title to the Project is satisfactory prior to Administrative Agent's making any subsequent advance of the Loan; and (vii) contain such other endorsements and affirmative coverage as Administrative Agent may reasonably request. Administrative Agent shall be furnished with copies of all documents that appear as exceptions in such policy or commitment.

          (c) PAYMENT OF TITLE INSURANCE PREMIUM. Evidence satisfactory to Administrative Agent that all premiums in respect of such title insurance policy have been paid.

          (d) SURVEY. A survey of the Land certified to Lenders by an independent professional licensed land surveyor satisfactory to Administrative Agent within 30 days of the date of the first advance of the Loan, which survey shall be made in accordance with the Minimum Standard Detail
     Requirements for Land Title Surveys jointly established and adopted by the American Title Association and the American Congress on Surveying and Mapping in 1988. Without limiting the generality of the foregoing, there shall be surveyed and shown on such survey the following: (i) the lines and the width of streets abutting the Land; (ii) all access and other easements appurtenant to or necessary or desirable to the use of the Land; (iii) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the Land, whether recorded, apparent from a physical inspection of the Land or otherwise known to the surveyor; (iv) any party walls with structures on adjoining property any encroachments on any adjoining property by the building structures and improvements on the Land; and (v) if the Land is described by reference to a filed map, a legend relating the survey to such map.

          (e) AVAILABILITY OF UTILITIES. Letters from local utility companies or Governmental Authorities stating, or such other evidence satisfactory to Administrative Agent, showing that gas, electric power, sanitary and storm sewers, water and all other utilities (i) that are necessary and required during the construction period have been completed and will be available in such a manner as to assure Administrative Agent that construction will not be impeded by a lack of utilities and (ii) that are necessary for operation and occupancy of the Improvements will be completed in such a manner and at such a time as will assure the opening and operation of the Improvements on or before the Completion Date.

          (f)  ARCHITECT'S CERTIFICATE.  The Architect's
     Certificate, executed by the Architect.

          (g)  CONTRACTOR'S CERTIFICATE.  A Contractor's
     Certificate executed by each General Contractor.

          (h) INSURANCE. (i) Policies or certificates of insurance required by the Deed of Trust and any of the other Security Documents, accompanied by evidence of the payment of the premiums for such policies, with mortgagee loss payable endorsements naming Lenders as loss payees and (ii) evidence of professional liability insurance coverage for the Architect.

          (i) FLOOD INSURANCE. If required by the Deed of Trust, a policy of flood insurance in an amount equal to the lesser of (i) the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended, and
     (ii) the amount of the Loan.

          (j) PERMITS, ETC. All Permits required at the stage of the construction existing on the date of this Agreement.

          (k)  SOILS AND GEOLOGICAL REPORT.  If requested by
     Administrative Agent, a soils and geological report, including a summary of soils test borings issued by a professional engineer satisfactory to Administrative Agent.

          (l)  OPINION OF COUNSEL FOR BORROWER.  Opinions of
     Michael Hilborn, and Katten Muchin & Zavis, counsel for
     Borrower.

          (m)  OPINION OF COUNSEL FOR USCM.  An opinion of
     Michael Hilborn, and Katten Muchin & Zavis, counsel for
     USCM.

          (n)  OPINION OF COUNSEL FOR GUARANTOR.  An opinion of
     Michael Hilborn, and Katten Muchin & Zavis, counsel for
     Guarantor.

          (o)  OPINION OF LOCAL COUNSEL.  An opinion of Armstrong
     Allen Prewitt Gentry Johnston & Holmes, local Tennessee counsel.

          (p)  CONSTRUCTION DOCUMENTS.  Copies of all
     Construction Documents.

          (q) PLANS. A copy of the Plans, satisfactory in form and content to Administrative Agent and Construction
     Consultant.

          (r) COST BREAKDOWN. A cost breakdown and schedule for construction of the Improvements setting forth all items of costs and expenses and estimating the construction trade schedules required to complete the construction and equipping of the Improvements.

          (s)  LOAN DOCUMENTS.  Duly executed copies of all Loan
     Documents.

          (t) ORGANIZATIONAL DOCUMENTATION. For each Partner and each Guarantor that is a corporation, copies of the following documents:

                    (1)  the certificate of incorporation
          including all amendments, certified by the Secretary of State of the state of its incorporation, together with a certificate of such Secretary of State to the effect that such corporation is in good standing,

                    (2)  by-laws certified by the secretary of
          such corporation,

                    (3)  certified resolutions by the
          shareholders or directors of such corporation authorizing the consummation of the transactions contemplated by this Agreement or the Completion
          Guaranty or the Debt Service Guaranty, as the case may be; and

                    (4)  a certificate as to the incumbency and
          genuineness of the signature of each officer executing each Loan Document executed by such corporation;

     and, if Borrower, any Partner or any Guarantor is a partnership or limited partnership, with respect to each such entity:

                    (1)  the partnership agreement including all
          amendments and attachments, certified by a general partner;

                    (2)  the partnership certificate including
          all amendments, certified by an official in whose office it is filed or recorded;

                    (3)  any certificates filed or recorded or
          required to be filed or recorded by such partnership in the state of its formation and the state where the Land is located in order for it to do business in those states;

                    (4)  any consents by other partners required
          for the borrowing contemplated by this Agreement and the execution, delivery and performance of the Loan Documents or the execution, delivery and performance of the Completion Guaranty or the Debt Service Guaranty, as applicable; and

                    (5) if requested by Administrative Agent, an acknowledgement by each of the Partners of his or its continued membership in Borrower or Guarantor, as applicable.

          (u) BORROWER'S REQUISITION. A Borrower's Requisition, duly executed by Borrower.

          (v) LIEN SEARCHES. The results of a recent search by a Person satisfactory to Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of Borrower, Guarantor, URB or any Partner.

          (w) SOLVENCY CERTIFICATES. A Solvency Certificate, duly executed, from each of Borrower and Guarantor.

          (x) APPRAISAL. An independent M.A.I. appraisal which shall indicate a value for the Project acceptable to Administrative Agent and shall comply in all respects with the standards for real estate appraisals established pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

          (y)  ENVIRONMENTAL REPORT.  A Phase I Environmental
     Assessment of the Land.

          (z) LIST OF PRIOR OWNERS, ETC. A list, certified by the Title Insurance Company, of the prior owners, tenants and other users, during the period from January 1, 1940 to the date of such certification of all or any portion of the Land.

          (aa) LEASES. Copies of all fully executed Leases of the Improvements existing on the date of this Agreement in compliance with the leasing requirements set forth in the Deed of Trust or otherwise approved by Administrative Agent, together with, to the extent in Borrower's possession and not prohibited by the terms of the Lease, current financial statements of the tenants (and guarantors of the tenants' obligations, if applicable) thereunder; such Leases to include mall leases satisfactory to Administrative Agent in all respects, covering, in the aggregate, at least 40% (144,554 square feet) of the Gross Leasable Area (excluding the lease of game room space being approximately 4,093 square feet).

          (bb) STANDARD FORM OF LEASE. The standard form of lease Borrower intends to use in connection with the leasing of space in the Improvements.

          (cc) REA. A copy, certified to be true and complete, of the REA, together with estoppel certificates with respect thereto from each of Dillard, Rich, Sears and JC Penney.

          (dd) MANAGEMENT AND LEASING CONTRACTS. Copies of all existing contracts providing for the management, maintenance, operation or leasing of the Project or any improvements thereon, together with, in each case, such collateral assignments as Administrative Agent may require.

          (ee) AUTHORIZATION LETTER. The Authorization Letter duly executed by Borrower.

          (ff) BONDS. For each of the Construction Agreement and the Site Work Agreement, copies of labor and material payment bonds and performance bonds with dual obligee riders, satisfactory to Administrative Agent, naming
     Borrower and Administrative Agent as co-obligees.

     7.2 FEES. Lenders shall have received all legal fees and disbursements of Administrative Agent's counsel payable in connection with the preparation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents.

     7.3 SUBORDINATED LOANS. Administrative Agent shall have received evidence, satisfactory to Administrative Agent, of the making of loans to Borrower by Guarantor and payment by Borrower with the proceeds thereof of Direct or Indirect Costs in an amount not less than $24,992,000.

     7.4 ACCOUNTING. Administrative Agent shall have received and approved an accounting of all expenditures for costs shown on the Project Cost Statement incurred prior to the first advance of the Loan.

     7.5 REPRESENTATIONS AND WARRANTIES. The representations and warranties which are contained in any of the Loan Documents or any certificate, document or financial or other statement furnished under or in connection with the Loan Documents, shall be correct in all material respects on and as of the date of the first advance as if made on and as of such date.

     7.6  NO DEFAULT OR EVENT OF DEFAULT.  No Default or Event of
Default shall have occurred and be continuing on such date or after giving effect to the advance to be made on such Borrowing
Date.

     7.7 ADDITIONAL MATTERS. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Administrative Agent and its counsel.


     SECTION 8.     CONDITIONS PRECEDENT TO SUBSEQUENT ADVANCES
                    -------------------------------------------

     8.1 ALL SUBSEQUENT ADVANCES. Lenders shall not be obligated to make any advance of Loan proceeds subsequent to the initial advance until all of the conditions set forth in this subsection shall have been satisfied.

          (a) SATISFACTORY TITLE. The Security Documents shall constitute a valid lien on the Collateral for the full amount of the Loan advanced to and including such date, free and clear of all Liens except for Permitted Exceptions. Administrative Agent shall have been furnished with a notice of title continuation or an endorsement to the title insurance policy issued to Lenders in connection with the first advance of the Loan, which continuation or endorsement shall state that since the last disbursement of the Loan there have been no changes in the state of title to the Project not previously approved by Administrative Agent and that there are no additional survey exceptions not previously approved by Administrative Agent.

          (b) NO OTHER SECURITY INTERESTS. All materials and fixtures incorporated in the construction of the Improvements shall have been purchased so that their absolute ownership shall have vested in Borrower immediately upon delivery to the Land and Borrower shall have produced and furnished, if required by Administrative Agent, the contracts, bills of sale or other agreements under which title to such materials and fixtures is claimed.

          (c) STATEMENT OF EXPENDITURES. If requested by Administrative Agent, Administrative Agent shall have received a statement of Borrower and any contractor or subcontractor, in form and substance satisfactory to Administrative Agent, setting forth the names, addresses and amounts due or to become due as well as the amounts previously paid to every contractor, subcontractor, and supplier furnishing materials for or performing labor on the construction of any part of the Improvements.

          (d)  REPRESENTATIONS AND WARRANTIES.  The
     representations and warranties contained in any of the Loan Documents or any certificate, document or financial or other statement furnished under or in connection with the Loan Documents, shall be correct in all material respects on and as of the Borrowing Date for such advance as if made on and as of such date.

          (e)  NO DEFAULT OR EVENT OF DEFAULT.  No Default or
     Event of Default shall have occurred and be continuing on such date or result from the advance to be made on such Borrowing Date.

          (f) CONSTRUCTION PROGRESS. In the case of advances to pay Direct Costs, Administrative Agent shall have received and approved (i) an inspection report of the Construction Consultant covering the progress of construction, conformity of the work with the Plans, quality of work completed and percentage of work completed, (ii) a requisition signed by the General Contractor, satisfactory in form and substance to Administrative Agent, with appropriate insertions, accompanied by true copies of unpaid invoices, receipted bills and lien waivers, and such other supporting information as Administrative Agent may reasonably request.

          (g) INDIRECT COSTS. In the case of advances to pay Indirect Costs included in the Project Cost Statement, Administrative Agent shall have received such evidence as it may reasonably require that such costs have been properly incurred and are due and payable.

          (h) EVIDENCE OF COMPLIANCE. All instruments relating to each advance and all actions taken on or prior to each advance in connection with the performance of the Loan Documents shall be satisfactory to Administrative Agent, and Administrative Agent shall have been furnished with such documents, reports, certificates, affidavits and other information, in form and substance satisfactory to Administrative Agent, as Administrative Agent may reasonably require to evidence compliance with all of the provisions of the Loan Documents.

          (i) LIEN WAIVERS. Borrower shall have furnished to Administrative Agent lien waivers in form and substance satisfactory to Administrative Agent from such contractors, subcontractors, suppliers and materialmen as Administrative Agent may specify, evidencing that they have been paid in full for all work performed or materials supplied to the date which is one month prior to the date of Borrower's request for such advance, except for retentions provided for in this Agreement.

          (j) AGREEMENTS. Each of the Construction Documents to which Borrower is a party shall be in full force and effect and there shall exist no material default by any party under the Construction Documents to which Borrower is a party, under the REA or under Major Leases aggregating in excess of 15,000 square feet of Gross Leasable Area.

          (k) DAMAGE OR INJURY. The Improvements shall not have been materially damaged by fire or other casualty unless there shall have been received, by Administrative Agent or a person approved by Administrative Agent, insurance proceeds (together with letters of credit, cash or other undertaking or security deposited with and satisfactory to Administrative Agent) sufficient in the reasonable judgment of Administrative Agent after consultation with the Construction Consultant, to effect satisfactory restoration and completion of the Improvements on or before the Completion Date.

          (l) TAXES. Administrative Agent shall have received evidence that all past and current (if then due and payable) taxes and assessments applicable to the Project or payable by Borrower in connection with the Project have been paid or will be paid from proceeds of the advance being requested by Borrower.

          (m)  WAIVED CONDITIONS.  If requested by Administrative
     Agent, all conditions waived with respect to the initial advance or any subsequent advance shall be met.

          (n) BORROWER'S REQUISITION. Administrative Agent shall have received a Borrower's Requisition.

     8.2 COMPLETION OF IMPROVEMENTS. The Improvements shall not be deemed completed for purposes of this Agreement until all of the conditions set forth in this subsection shall have been satisfied.

          (a) The Improvements (excluding punch list items and tenant work to be performed by Borrower) shall have been completed in accordance with the Plans and accepted by Borrower.

          (b) Administrative Agent shall have received the following, in each case in form and substance satisfactory to Administrative Agent:

                    (i)  evidence of the approval by all
          appropriate Governmental Authorities of the
          Improvements as being complete as to construction;

                    (ii) the certification of the Architect and of the Construction Consultant that the Improvements (excluding punch list items and tenant work to be performed by Borrower) have been completed substantially in accordance with the Plans, that direct connection has been made to all appropriate utility facilities and that the Improvements are ready for occupancy;

                    (iii)     an as-built survey showing the
          completed Improvements, all easements on and appurtenant to the Project and the location of access to the Land and all utility and water easements directly affecting the Land, with a certification that the Improvements do not encroach on any property other than the Land, that no buildings, other structures or appurtenances on other property encroach on the Land and that all set-back requirements have been complied with; and

                    (iv) such endorsements to the title policy insuring the Deed of Trust as Administrative Agent may reasonably require.


     SECTION 9.     EVENTS OF DEFAULT
                    -----------------

     9.1 EVENTS OF DEFAULT. The occurrence of any of the events set forth in this subsection shall constitute an Event of Default.

          (a) PAYMENT OF NOTES. Borrower shall fail to pay any principal of any Note (other than principal of any Note payable pursuant to subsection 3.17 hereof) when due in accordance with the terms thereof or hereof; or Borrower shall fail to pay any principal of any Note when due pursuant to subsection 3.17 hereof, or any interest, fees or late charges payable hereunder, under any Note or any other Loan Document, within five days after written notice to Borrower; or Borrower shall fail to pay any other amounts payable hereunder, under any Note or any other Loan Document within ten days after written notice to Borrower.

          (b) UNSATISFACTORY TITLE. Title to any part of the Collateral shall not be satisfactory to Administrative Agent by reason of any Lien or other defect (even though any such defect may have existed at the time of any prior advance), except the Permitted Exceptions and the Liens of the Security Documents, and such Lien, encumbrance or other defect shall not be removed, insured or bonded over within 30 days after notice to Borrower.

          (c) UNAUTHORIZED ASSIGNMENTS, ETC. Borrower shall assign any interest in this Agreement or any advance to be made or any interest in any advance to be made.

          (d) DAMAGE OR DESTRUCTION. The Improvements are partially or totally damaged or destroyed by fire or any other cause and the restoration of the Improvements cannot reasonably be expected to be completed so that the Improvements will be completed on or before the Completion Date.

          (e) CESSATION OF CONSTRUCTION. There is any cessation of construction of the Improvements for any period after the date construction commences in excess of 30 successive calendar days, unless the conditions of each of subparagraphs (i), (ii), (iii) and (iv) of this subparagraph shall be satisfied at all times during such cessation:

               (i) the cessation of construction shall have been caused by reason of a Force Majeure Delay;

                (ii) Borrower shall have made adequate
          provision, acceptable to Administrative Agent, for the protection of materials stored on site and for the protection of the Improvements, to the extent then constructed, against deterioration and against other loss or damage and theft;

                 (iii) Borrower shall have furnished to
          Administrative Agent satisfactory evidence that such cessation of construction will not (x) adversely affect or jeopardize the rights of Borrower under material agreements relating to the construction or operation of the Improvements (including any Leases) or (y) increase the cost of construction of the Improvements; and

                 (iv) from time to time upon Administrative
          Agent's request during any such cessation of construction, Borrower shall furnish to Administrative Agent satisfactory evidence that (notwithstanding such cessation of construction) the completion of the Improvements can be accomplished on or before the Completion Date.

          (f) NONCONFORMING WORK. The construction of all or any part of the Improvements is performed in a manner other than as provided for in this Agreement and Borrower fails to correct such nonconforming work in a prompt and satisfactory fashion after notice from Administrative Agent.

          (g) OTHER SECURITY AGREEMENTS. Any of the following occurs: (i) Borrower executes any chattel mortgage or other security agreement on any materials, fixtures or articles of personal property used in the construction or operation of the Improvements or if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the ownership of such materials, fixtures or articles will not vest unconditionally in Borrower upon delivery, unconditionally and free from encumbrance or (ii) Borrower does not furnish to Administrative Agent within 30 days of demand the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claims title to such materials, fixtures or articles.

          (h) INSUFFICIENT FUNDS. Borrower shall fail to remedy any Project Cost Statement Deficit within 30 days after demand by Administrative Agent.

          (i) NAMES OF CONTRACTORS. Borrower does not disclose to Administrative Agent within 10 days of demand the names of all persons with whom Borrower or the General Contractor has contracted or intends to contract for the construction of the Improvements or the furnishing of labor or materials for the Improvements, or fails to exhibit to Administrative Agent, upon request, copies of all such contracts.

          (j) DEFAULTS UNDER OTHER AGREEMENTS. Any material default by Borrower shall occur under the Construction Agreement, the Site Work Agreement or the Architect's Agreement and any applicable required notice shall have been given and any applicable grace period shall have expired.

          (k) FAILURE TO COMPLETE. The Improvements shall not be completed, as provided for in this Agreement, as of the close of business on the Completion Date or Administrative Agent determines in the exercise of its reasonable discretion during the course of construction that the Improvements cannot be completed by the Completion Date.

          (l) PERMITS. Any Permit shall be revoked or otherwise cease to be in full force and effect.

          (m) OTHER COVENANTS. Borrower shall default in the performance or observance of any of the provisions contained in Section 6 of this Agreement.

          (n) OTHER DEFAULTS. An Event of Default (as defined in the Deed of Trust) shall have occurred and be continuing, or Borrower shall default in the performance or observance of any other term, covenant, condition or obligation contained in this Agreement or any of the Loan Documents (other than the Deed of Trust) and such default shall continue for 30 days after notice shall have been given to Borrower by Administrative Agent specifying such default and requiring such default to be remedied (or such shorter cure period, if any, as may be expressly prescribed in the applicable Loan Document); provided that if any such default cannot by its nature be cured within such thirty (30) day, or shorter, as the case may be, grace period and so long as Borrower shall have commenced cure within such thirty (30) day, or shorter, as the case may be, grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period, not to exceed one hundred and twenty (120) days, to cure such default; in no event, however, is the foregoing intended to effect an extension of the Termination Date.

          (o) SECURITY DOCUMENTS. Any of the Security Documents shall cease for any reason to be in full force and effect, or Borrower or any other Person executing any Security
     Document shall so assert in writing.

          (p)  ACCELERATION EVENTS.  Any Automatic Acceleration
     Default shall occur.

          (q) ERISA. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any ERISA Plan or any Lien in favor of the PBGC or an ERISA Plan shall arise on the assets of Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Required Lenders, likely to result in the termination of such ERISA Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to an ERISA Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is reasonably likely to have a Material Adverse Effect.

     9.2 LENDERS' RIGHT TO APPLY LOAN PROCEEDS. During the continuance of an Event of Default, Lenders shall have the right, but not the obligation, to disburse and directly apply Loan proceeds to satisfy Borrower's obligations. Borrower hereby authorizes Lenders during the continuance of any Event of Default to hold, use, disburse and apply advances of the Loan for costs incurred in constructing and equipping the Improvements, payment or performance of obligations of Borrower under the Loan Documents (including payment of interest on the Loan) and preservation and protection of the Collateral. Such disbursements shall be deemed advances of the Loan for all purposes and shall be secured by the Security Documents.

     9.3 LENDERS' RIGHT TO STOP ADVANCING FUNDS AND TO ACCELERATE THE LOANS. In addition to any other rights and remedies Lenders may have pursuant to the Loan Documents or otherwise, and without limitation, if any Event of Default shall occur, (a) if such Event of Default is an Automatic Acceleration Default with respect to Borrower, automatically the Commitments shall terminate and the Loans (together with accrued interest) and all other amounts owing under this Agreement, the Notes, the Security Documents and the other Loan Documents immediately shall become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken:
(i) with the consent of the Required Lenders, Administrative Agent may, or upon the request of the Required Lenders, Administrative Agent shall by notice to Borrower, declare the Commitments to be terminated, in which case the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, Administrative Agent may, or upon the request of the Required Lenders, Administrative Agent shall by notice to Borrower, declare the Loans (together with accrued interest thereon) and all other amounts payable under this Agreement, the Notes, the Security Documents and the other Loan Documents to be due and payable, in which case such amounts immediately shall become due and payable. Except as expressly provided above in this subsection, Borrower hereby expressly waives presentment, demand, protest and all other notices of any kind.

     9.4 LENDERS' RIGHT TO COMPLETE. Upon the occurrence and during the continuance of any Event of Default, in addition to any other remedies which Lenders may have pursuant to the Loan Documents, or as provided by statute or rule of law, Lenders may enter upon the Land and construct, equip and complete the Improvements in accordance with the Plans with such changes in the Plans as Lenders may from time to time and in their sole discretion deem appropriate, all at the risk, cost and expense of Borrower. Lenders shall have the right at any and all times to discontinue any work commenced by them in respect of the Improvements or to change any course of action undertaken by them and shall not be bound by any limitations or requirements of time whether set forth in this Agreement or otherwise. Lenders shall have the right and power, but shall not be obligated, to assume Borrower's interest under any contract made by or on behalf of Borrower in any way relating to the Improvements or the construction of the Improvements and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Improvements, all in the sole and absolute discretion of Lenders. In connection with any construction of the Improvements undertaken by Lenders pursuant to the provisions of this subsection, Lenders may (i) engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment in connection with any construction of the Improvements, (ii) pay, settle or compromise all bills or claims which may become Liens against the Project, or any part of the Project, or which have been or may be incurred in any manner in connection with the construction, completion and equipping of the Improvements or for the discharge of Liens or defects in the title of the Project, or any part of the Project, and (iii) take such other action (including the employment of watchmen to protect the Project) or refrain from acting under this Agreement, as Lenders may in their sole and absolute discretion from time to time determine without any limitation whatsoever. Borrower shall be liable to reimburse Lenders for all sums paid or incurred for the construction, completion and equipping of the Improvements, whether such sums shall be paid or incurred pursuant to the provisions of this subsection or otherwise. At Lenders' option, all such sums shall be treated as advances of the Loan for all purposes or as demand obligations of Borrower, bearing interest at the non-default interest rate provided in this Agreement plus 3% from the date of payment by Lenders to the date of repayment by Borrower. All of the foregoing amounts, including interest, shall be deemed to constitute advances under this Agreement, be evidenced by the Notes and secured by the Security Documents. Upon the occurrence of any Event of Default, the rights, powers and privileges provided in this subsection and all other remedies available to Lenders under this Agreement or by statute or by rule of law may be exercised by Lenders at any time and from time to time whether or not the Loan shall be due and payable, and whether or not Lenders shall have instituted any foreclosure or other action for the enforcement of the Security Documents or the Notes.

     9.5 POWER OF ATTORNEY. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section, Borrower hereby irrevocably constitutes and appoints Administrative Agent its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this Section in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.


     SECTION 10.    THE ADMINISTRATIVE AGENT
                   ------------------------

     10.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints Union Bank of Switzerland, New York Branch as Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Union Bank of Switzerland, New York Branch, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as
are reasonably incidental thereto.   Notwithstanding any
provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.

     10.2 DELEGATION OF DUTIES. Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

     10.3 EXCULPATORY PROVISIONS. Neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct), (b) responsible in any manner to any Lenders for any recitals, statements, representations or warranties made by Borrower or any Partner therein contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of Borrower to perform its obligations hereunder or thereunder or for the perfection or priority of any Lien securing the Indebtedness or (c) liable or responsible to Borrower on account of the failure of any Lender to perform its obligations hereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower.

     10.4 RELIANCE BY AGENT. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Notes.

     10.5 NOTICE OF DEFAULT. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders. In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.

     10.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower. Administrative Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

     10.7 INDEMNIFICATION. Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

     10.8 AGENT IN ITS INDIVIDUAL CAPACITY. Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower as though Administrative Agent were not Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it and any Note issued to it, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Administrative Agent, and the terms "Lender" and "Lenders" shall include Administrative Agent in its individual capacity.

     10.9 SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign as Agent upon 10 days' notice to Lenders. If Administrative Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among Lenders a successor agent for Lenders, PROVIDED that the appointment of any successor agent other than UBS shall be subject to the consent of Borrower, which consent shall not be unreasonably withheld or delayed. Upon the appointment of a successor agent for Lenders, such successor administrative agent shall succeed to the rights, powers and duties of Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

     10.10 TRANSFER OF AGENCY FUNCTION. Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.

     10.11 AUTHORITY OF ADMINISTRATIVE AGENT. As between Administrative Agent and Borrower, Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and Borrower shall not be under any obligation to make any inquiry respecting such authority.

     SECTION 11.    GENERAL CONDITIONS
                    ------------------

     The following conditions shall be applicable throughout the term of this Agreement:

     11.1 NO WAIVERS. No advance of proceeds of the Loans shall constitute a waiver of any of the conditions of Lenders' obligation to make further advances. No waiver of any such condition shall constitute a waiver of any Default or Event of Default related to or predicated upon such condition. Any advance made by Lenders and any sums expended by Lenders pursuant to the Loan Documents shall be deemed to have been made pursuant to this Agreement, notwithstanding the existence of an uncured Default or Event of Default. No advance of the Loans at a time when an Event of Default exists, whether or not Lenders had actual knowledge of such default, shall constitute a waiver of any right or remedy of Lenders existing by reason of such Event of Default, including, without limitation, the right to accelerate the maturity of the Loan or to foreclose the Lien of the Security Documents or to refuse to make further advances of the Loan.

     11.2 LENDERS AND ADMINISTRATIVE AGENT SOLE BENEFICIARY. All conditions of the obligation of Lenders and Administrative Agent to make advances of the Loan are imposed solely and exclusively for the benefit of Lenders and Administrative Agent and their assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make advances in the absence of strict compliance with any or all such terms and no Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent and/or Lenders at any time if in their sole discretion they deem such waiver to be advisable. Lenders' obligation to make advances of the Loan, subject to the terms and conditions of this Agreement, is solely for the benefit of Borrower and no other Person shall be deemed to be a beneficiary of such obligation nor entitled to require any advance of Loan proceeds. Inspections and approvals of the Plans and the Improvements and the workmanship and materials used in the construction of the Improvements shall impose no responsibility or liability of any nature whatsoever on Administrative Agent and/or Lenders, and no Person shall, under any circumstances, be entitled to rely upon such inspections and approvals by Administrative Agent and/or Lenders for any reason. Lenders' sole obligation under this Agreement is to make the advances if and to the extent required by this Agreement.

     11.3 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) in the case of overnight courier service with guaranteed next business day delivery, one day after delivery to such overnight courier service, or (c) three (3) days after being deposited in the mail, postage prepaid, addressed as follows in the case of Borrower and Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto:

     Borrower: c/o  Urban Shopping Centers, L.P.
                    900 North Michigan Avenue
                    Suite 1500
                    Chicago, Illinois  60611
                    Attention:  Chief Financial Officer

with a copy to:     Urban Shopping Centers, Inc.
                    900 North Michigan Avenue
                    Suite 1500
                    Chicago, Illinois  60611
                    Attention:  General Counsel

                              and

                    Katten Muchin & Zavis
                    525 West Monroe Street
                    Suite 1600
                    Chicago, Illinois  60661
                    Attention:  Ira J. Swidler, Esq.

The Administrative
     Agent:         Union Bank of Switzerland
                    299 Park Avenue
                    32nd Floor
                    New York, New York  10171
                    Attention:  Xiomara Martez

with a copy to:     Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York  10017
                    Attention:  John M. Forelle, Esq.

PROVIDED that any notice, request or demand to or upon Administrative Agent or Lenders pursuant to subsection 3.1, 3.4,
3.5, 3.6 or 3.11 shall not be effective until received. Any party may change its address by notice to the other parties.

     11.4 MODIFICATIONS. Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, Administrative Agent may, from time to time, (a) enter into with Borrower written amendments, supplements or modifications to this Agreement and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the Maturity Date of any Note, or reduce the stated rate of any interest or fees payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or
(ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or Majority Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release any of the Collateral (other than releases of Collateral expressly provided for in the Loan Documents), in each case without the written consent of all Lenders, or (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of Lenders and shall be binding upon Borrower, Lenders, Administrative Agent and all future holders of the Notes. In the case of any waiver, Borrower, Lenders and Administrative Agent shall be restored to their former position and rights hereunder and under the Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.5 RIGHTS CUMULATIVE. All rights, powers and remedies given to Administrative Agent and Lenders under this Agreement are cumulative and not alternative, and are in addition to all rights, powers and remedies otherwise afforded Administrative Agent and Lenders under all statutes and rules of law (all rights, powers and remedies collectively, "Lenders' Rights"); any forbearance or delay by Administrative Agent or Lenders in exercising any of Lenders' Rights shall not be deemed to be a waiver, and the exercise or partial exercise of any of Lenders' Rights shall not preclude the further exercise of any of Lenders' Rights which shall continue in full force and effect until specifically waived by an instrument in writing executed by Administrative Agent or Lenders. All representations, warranties and covenants contained in any of the Loan Documents shall survive the making of the Loans.

     11.6 SCHEDULES.  The Schedules and Exhibits attached to this
Agreement are essential to and are made a part of this Agreement.

     11.7 SUCCESSORS AND ASSIGNS; PARTICIPATIONS.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Lenders, Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, with the consent of Borrower, which consent shall not be unreasonably withheld, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender in connection with the Loans. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Borrower agrees that each Participant shall be entitled to the benefits of subsections 3.13, 3.14 and
     3.15 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that, in the case of subsection 3.14, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to such provisions than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer been made. Notwithstanding any provision of this paragraph, the consent of Borrower shall not be required for any sale of participating interests which occurs at any time when an Event of Default shall have occurred and be continuing.

          (c) Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time may sell to any Lender or any Affiliate thereof or, with the consent of Borrower (which shall not be unreasonably withheld) and Administrative Agent (which shall not be unreasonably withheld), to one or more additional banks or financial institutions (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by Administrative Agent and Borrower) and delivered to Administrative Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph and paragraph (e) of this subsection, (i) the consent of Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment which occurs at any time when an Event of Default shall have occurred and be continuing and (ii) the consent of Administrative Agent shall not be required for any assignment, and such assignment may be made by any Lender to any Person, if a material Event of Default shall have occurred and six months after notice of such material Event of Default shall have been given to Borrower, such material Event of Default shall be continuing.

          (d) Administrative Agent shall maintain at its address referred to in subsection 11.3 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Administrative Agent and Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by Administrative Agent and Borrower), together with payment to Administrative Agent of a registration and processing fee of $3,000 (payable by such assigning Lender), Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to Lenders and Borrower. On or prior to such effective date, Borrower, at its own expense, shall execute and deliver to Administrative Agent (in exchange for the Note of the assigning Lender which shall be returned to Borrower) a new Note, as the case may be, to the order of such Assignee in an amount equal to the Commitment or Loan, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Loan hereunder, a new Note, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment or Loan, as the case may be, retained by it hereunder. Such new Note shall be dated the date of this Agreement, and shall otherwise be in the form of the Note replaced thereby.

          (f) Borrower authorizes each Lender to disclose in confidence to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee any and all financial information in such Lender's possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender's credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          (h) If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with subsection 3.14.

     11.8 GOVERNING LAW.  THIS AGREEMENT IS MADE AND DELIVERED IN
NEW YORK, NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED AND
INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK,
WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

     11.9 SUBMISSION TO JURISDICTION; WAIVERS.

          (a)  Borrower hereby irrevocably and unconditionally:

                    (i)  submits for itself and its property in
          any legal action or proceeding relating to this Agreement and the other Loan Documents to which Borrower is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                    (ii) consents that any such action or
          proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                    (iii)     agrees that service of process in
          any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in subsection 11.3 or at such other address of which Administrative Agent shall have been notified pursuant thereto;

                    (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                    (v)  waives, to the maximum extent not
          prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          (b) To the extent that Borrower, Administrative Agent or any Lender have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Lender hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

     11.10     ACKNOWLEDGEMENTS.  Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan
     Documents;

          (b) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)  no joint venture is created hereby or by the other
     Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Borrower and the Lenders.

     11.11 WAIVERS OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     11.12 CAPTIONS. The captions in this Agreement are for convenience of reference only, and in no way limit or amplify the provisions of this Agreement.

     11.13 ADJUSTMENTS. If any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 18(g) of the Deed of Trust, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest therein, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

     11.14 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Administrative Agent.

     11.15 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.16 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of Borrower, Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     11.17 POSSESSION OF DOCUMENTS. Each Lender shall keep possession of its own Note. Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Lenders and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

     11.18 USURY. Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Lender limiting rates of interest which may be charged or collected by such Lender.

     11.19 SIGN. Prior to the Mall Opening Date, at Lenders' option, Borrower will, at Lenders' sole cost and expense, erect and maintain a sign on the Land indicating the source of the construction financing.

     11.20 NO RECOURSE AGAINST OUTPARCELS. Administrative Agent and Lenders (a) agree that in pursuing their rights and remedies under the Loan Documents, they shall treat the Outparcels as if they were not assets of Borrower and will not proceed to enforce any judgment which may be obtained against Borrower against the Outparcels or any rents or other proceeds attributable to the Outparcels and (b) waive any rights which they may now or in the future have with respect to the Outparcels and any rents or other proceeds attributable to the Outparcels.

     11.21 BINDING EFFECT OF REQUEST FOR ADVANCE. Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.

     TO CONFIRM THEIR AGREEMENT, this Agreement has been duly executed by Lenders, Borrower and Administrative Agent as of the date first written above.

$                        UNION BANK OF SWITZERLAND,
  ------------             NEW YORK BRANCH


                         By:
                            ----------------------------------
                            Name:
                            Title:


                         By:
                            ----------------------------------
                            Name:
                            Title:


                         WOLFCHASE GALLERIA LIMITED PARTNERSHIP


                                By USC MEMPHIS, INC., general partner

                                By:
                                   ----------------------------
                                   Name:
                                   Title:


                         UNION BANK OF SWITZERLAND, NEW YORK
                               BRANCH, as Administrative Agent


                         By:
                            ---------------------------------
                            Name:
                            Title:


                         By:
                             ---------------------------------
                             Name:
                             Title:

                           Schedule 1
                           ----------


                              Land
                              ----

                           Schedule  2
                           -----------

                           Outparcels
                           ----------

                           Schedule 3
                           -----------

                            Partners
                            --------

                      U.S.C. Memphis, Inc.

                  Urban Shopping Centers, L.P.

                                                          EXHIBIT A
                                                          ---------

                     BORROWER'S REQUISITION
                     ----------------------





                                                          EXHIBIT B
                                                          ---------

                     PROJECT COST STATEMENT







                                                          EXHIBIT C
                                                          ---------

                          FORM OF NOTE






                                                          EXHIBIT D
                                                          ---------


                FORM OF ASSIGNMENT AND ACCEPTANCE


     Reference is made to Construction Loan Agreement dated as of May 22nd, 1996 (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the "Loan Agreement") among (i) Wolfchase Galleria Limited Partnership, a Delaware limited partnership ("Borrower"), (ii) the several banks and financial institutions from time to time parties to the Agreement (collectively, the "Lenders") and (iii) Union Bank of Switzerland, New York Branch, as administrative agent for the Lenders (in such capacity the "Administrative Agent"). Terms defined in the Loan Agreement are used herein with the same meaning. This Assignment and Acceptance, between the Assignor (as identified on SCHEDULE 1 hereto) and the Assignee (as identified on SCHEDULE 1 hereto) is dated as of the Effective Date (as specified on SCHEDULE 1 hereto, the "Effective Date").

     The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, a __% interest (the "Assigned Interest") in and to the Assignor's rights and obligations under the Loan Agreement with respect to the credit facility contained in the Loan Agreement (the "Assigned Facility"), in a principal amount as set forth in
SCHEDULE 1.

     The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note held by it evidencing the Assigned Facility and requests that Administrative Agent exchange such Note for a new Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

     The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Documents, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, Administrative Agent or any other person which has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 3.14 of the Loan Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

     [This Agreement is conditioned upon the consent of Borrower and Administrative Agent pursuant to subsection 11.7(c) of the Loan Agreement. The execution of this Agreement by Borrower and Administrative Agent is evidence of this consent. ONLY NECESSARY IF NO EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, AS PROVIDED IN PARAGRAPH 11.7(c).] Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance by it and recording by Administrative Agent pursuant to subsection 11.7 of the Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by Administrative Agent, be earlier than five Business Days after the date of acceptance and recording by Administrative Agent of the executed Assignment and Acceptance).

     Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

     From and after the Effective Date (a) the Assignee shall be a party to the Loan Agreement and, with respect to the Assigned Interest, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, with respect to the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Agreement. [Either assigning party or acquiring party must have liability for obligations to Assigned Interest].

     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed on SCHEDULE 1 hereto by their respective duly authorized officers.

                           SCHEDULE 1
                               TO
                    ASSIGNMENT AND ACCEPTANCE
             RELATING TO CONSTRUCTION LOAN AGREEMENT
                   DATED AS OF MAY 22ND, 1996
                              AMONG
             WOLFCHASE GALLERIA LIMITED PARTNERSHIP,
                   THE LENDERS NAMED THEREIN,
           UNION BANK OF SWITZERLAND, NEW YORK BRANCH,
             AS ADMINISTRATIVE AGENT FOR THE LENDERS
         (IN SUCH CAPACITY, THE "ADMINISTRATIVE AGENT")
- - -----------------------------------------------------------------------------

NAME OF ASSIGNOR:

NAME OF ASSIGNEE:

EFFECTIVE DATE OF ASSIGNMENT:


     PRINCIPAL AMOUNT ASSIGNED          COMMITMENT PERCENTAGE ASSIGNED
          $                                  $
           -----------------                  --.-------------------%



     [NAME OF ASSIGNEE]                 [NAME OF ASSIGNOR]


By                                 By
  --------------------------         -----------------------------
  Name:                              Name:
  Title:                             Title:


     ACCEPTED:                     [CONSENTED TO: NAME OF BORROWER]

   [                   ],
    -------------------
    as Administrative Agent


By                                 By
  --------------------------         -----------------------------
  Name:                              Name:
  Title:                             Title:

                                                          EXHIBIT E
                                                          ---------

                  FORM OF AUTHORIZATION LETTER




                                                          EXHIBIT F
                                                          ---------

                  FORM OF SOLVENCY CERTIFICATE